Execution Version

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of May 15, 2014

Among

FOUNTAIN CITY FINANCE, LLC

as the Seller

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as a Bank and the Agent

and

DST SYSTEMS, INC.

as the Parent and the Servicer

and

Each of the parties named on Schedule III
hereto as Originators

Receivables Purchase Agreement

i	Receivables Purchase Agreement

ii	Receivables Purchase Agreement

SCHEDULES

SCHEDULE I	-	Deposit Accounts and Lock-Boxes
SCHEDULE II	-	Credit and Collection Policy
SCHEDULE III	-	Addresses
SCHEDULE IV	-	UCC Information
SCHEDULE V	-	Persons deemed not to be Affiliates

ANNEXES

ANNEX A-1	-	Form of Monthly Report
ANNEX B	-	Form of Deposit Account Control Agreement
ANNEX C	-	Form of Opinion of Counsel to the Seller
ANNEX D	-	Form of Assignment and Acceptance
ANNEX E	-	Form of Compliance Certificate
ANNEX F	-	Specific Definitions for Section 7.01(n)
ANNEX G	-	Form of Purchase Request
ANNEX H	-	Scope of Agreed Upon Procedures

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AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of May 15, 2014

FOUNTAIN CITY FINANCE, LLC, a Delaware limited liability company (the “Seller”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, individually (“Wells” or a “Bank”), and as agent (the “Agent”) for the Banks, DST SYSTEMS, INC., a Delaware corporation, as the Parent and the Servicer, and each of the parties named on Schedule III hereto as Originators, agree as follows:

PRELIMINARY STATEMENT

The Seller, Bank of America, National association, individually and as agent (in either capacity, “BofA”), DST Systems, Inc., as the Parent and the Servicer, and the Originators were parties to that certain Receivables Purchase Agreement dated as of May 21, 2009, as amended from time to time (the “Existing Agreement”). Immediately prior to the effectiveness of this Agreement, BofA assigned all of its right, title and interest in, to and under the Existing Agreement and the Transaction Documents to Wells, and Wells accepted such assignment. On the terms and subject to the conditions set forth herein, the parties hereto now wish to amend and restate the Existing Agreement as hereinafter provided, it being understood that this Agreement shall not constitute a novation of the Existing Agreement but shall constitute an amendment to the Existing Agreement to the extent set forth herein.

The Seller has acquired and will hereafter acquire, Receivables from DST Systems, Inc., either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Seller and DST Systems, Inc. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests” and further defined below) in the Receivables. The Bank(s) shall purchase such Receivable Interests, in each case on the terms and conditions set forth herein. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means (a) the period beginning on May 15, 2014 and ending on May 31, 2014, and (b) each period thereafter from and including the first day of a calendar month to and including the last day of such calendar month.

“Adverse Claim” means a lien, security interest (other than a security interest created under a Transaction Document), mortgage, pledge, assignment or other charge or encumbrance, or any other type of preferential arrangement.

“Affected Person” has the meaning specified in Section 2.08(a).

Receivables Purchase Agreement

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Agent” has the meaning specified in the Preamble.

“Agent’s Account” means account no. 37235547964502024 in the name of Wells at Wells Fargo Bank, National Association, 420 Montgomery Street, San Francisco, CA, ABA # 121-000-248, Reference: Fountain City Finance, LLC.

“Aggregate Capital” means, at any time, for any designated group of Receivable Interests, the sum of the Capital for all such Receivable Interests at such time.

“Aggregate Loss and Dilution Reserve” means, on any day, an amount equal to the product of (a) the Aggregate Loss and Dilution Reserve Percentage on such date multiplied by (b) the Net Receivables Pool Balance on such date.

“Aggregate Loss and Dilution Reserve Percentage” means, as of any day, the greater of (a) the sum of (i) the Dynamic Loss Reserve Percentage as of such date plus (ii) the Dynamic Dilution Reserve Percentage as of such date and (b) the sum of (i) the Loss Reserve Floor Percentage as of such date plus (ii) the Dilution Reserve Floor Percentage as of such date.

“Aggregate Outstanding Balance” means, at any time, for any designated group of Receivables, the sum of the Outstanding Balances for all such Receivables at such time.

“Aggregate Paydown Amount” means, on any day, the sum of the Paydown Amounts on such day.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (i) the Aggregate Capital at such time, (ii) the aggregate unpaid Fees and Yield accrued and to accrue to maturity at such time and (iii) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents by the Seller, the Parent, the Servicer and the Originators to the Agent, the Banks or the Indemnified Parties at such time.

“Agreement” means this Receivables Purchase Agreement, as it may be amended, modified or restated from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 1.50%, and (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” plus 2.00%. For purposes hereof, the “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex D.

“Audit” means any third party audits, inspections and verifications of the Receivables, the Related Security and the related books and records and collection systems of the Seller or any Originator in accordance with the customary procedures for securitization transactions adopted by the Agent.

“Bank Commitment” means, on any day, (a) with respect to Wells, $150,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into between Wells and other Banks; or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means Wells and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

“BASEL II” means, the second accord adopted by the BASEL Committee on Banking Supervision, to the extent and in the manner implemented as an applicable Law, guideline or request (or any combination thereof) from any Official Body (whether or not having the force of law), including, but not limited to, the Risk-Based Capital Guidelines, as such accord and any related Law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, BASEL III) and all related Laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time, and any amendments or restatements of, and any supplements to, the Risk-Based Capital Guidelines.

“BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom.

“Billed Receivable” means a Receivable with respect to which the applicable Originator has performed its obligations under the related Contract and has generated and sent to the related Obligor an invoice.

“Bill of Sale” means the Bill of Sale, dated May 21, 2009, between Fountainview Finance, LLC and the Parent.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia.

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“Capital” of any Receivable Interest means on any day an amount equal to the original amount paid to the Seller for such Receivable Interest at the time of its purchase by the Banks pursuant to Section 2.02 of this Agreement, reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04(d); provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means, with respect to any Person, an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries , and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (for purposes of this definition, an “Option Right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any Option Right); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors; or (c) there shall have occurred under any indenture or other instrument evidencing Indebtedness in excess of $40,000,000, any “change of control” (as defined in such indenture or other evidence of Indebtedness) obligating such Person to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Charged-off Receivable” means, on any day, any Receivable that is, or should have been, charged-off in accordance with the Credit and Collection Policy.

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“Closing Date” means May 21, 2009.

“Closing Date Receivable” means each Receivable transferred by Fountainview to the Parent pursuant to the Bill of Sale.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in Section 2.11.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all finance charges and all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.04.

“Commitment Termination Date” means the earliest of (a) May 14, 2015, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller’s request, made not more than forty-five (45) days prior to the then Commitment Termination Date, one or more Banks having Bank Commitments equal to at least 100% of the Purchase Limit shall in their sole discretion consent, which consent shall be given not more than thirty (30) days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date for any period; provided, however, that any failure of any Bank to respond to the Seller’s request for such extension shall be deemed a denial of such request by such Bank, (b) the Facility Termination Date, (c) the date determined pursuant to Section 7.01, and (d) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b).

“Compliance Certificate” means a certificate in substantially the form set forth on Annex E signed by the Seller’s or the Parent’s, as applicable, chief financial officer stating that (a) the financial statements attached to (or with respect to the Parent for so long as the Parent is required to file its financial statements with the SEC, incorporated by reference into) such Compliance Certificate has been prepared in accordance with GAAP and accurately reflects the financial condition of the Seller or the Parent and its Subsidiaries, as applicable, and (b) to the best of such Person’s knowledge, no Event of Termination or Incipient Event of Termination exists, or if any Event of Termination or Incipient Event of Termination Event exists, stating the nature and status thereof.

“Concentration Limit” means, on any day, the following:

(a)          with respect to the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of Eligible Receivables for any Obligor and such Obligor’s Subsidiaries and Affiliates, taken together, 3.75%; provided, however, that the Concentration Limit for any Obligor may exceed 3.75%, subject to specific Obligor debt ratings as set forth below:

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Obligor’s Debt Rating	Concentration Limit

At least BBB by S&P and Baa2 by Moody’s	15.0% of the Net Eligible Receivables Outstanding Balance
At least BBB- by S&P and Baa3 by Moody’s	7.50% of the Net Eligible Receivables Outstanding Balance

provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; and provided further that if on any date, an Obligor is split-rated, then the applicable Concentration Limit shall be calculated on the lower of the S&P or Moody’s rating;

(b)          with respect to the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of all Eligible Receivables the Obligors of which do not have a billing address in the United States (or Puerto Rico), 3.0% of the Net Eligible Receivables Outstanding Balance;

(c)          with respect to the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of all Unbilled Receivables, 25.0% of the Net Eligible Receivables Outstanding Balance;

(d)          with respect to the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of the Deemed Non-Affiliate Receivables of any single Deemed Non-Affiliate, 3.75% and, with respect to the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of all Deemed Non-Affiliate Receivables, 5.0%; and

(e) with respect to the percentage of the Net Eligible Receivables Outstanding Balance comprised of the aggregate Outstanding Balance of Eligible Receivables owing from the 4 Largest NR/NIG Obligors and their Affiliated Obligors, 15.0% of the Net Eligible Receivables Outstanding Balance.

“Contract” means, in relation to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which a Person becomes or is obligated to make payment in respect of such Receivable.

“Credit Agreement” means the Credit Agreement, dated as of April 16, 2010, among the Parent, as borrower, the co-documentation agents, joint lead arrangers and joint book runners named therein, the lenders named therein and Bank of America, N.A., as administrative agent, swing line lender and issuer of letters of credit, as the same has been and may be further amended, supplemented, restated or otherwise modified.

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“Credit and Collection Policy” means the receivables credit and collection policies and practices of the Originators in effect on the date of this Agreement as set forth in Schedule II hereto, as modified in compliance with this Agreement.

“Days Sales Outstanding” means, for any calendar month, the number of calendar days equal to the product of (a) 91 and (b) the amount computed by dividing (i) the Aggregate Outstanding Balance of Receivables as of the last day of the immediately preceding calendar month by (ii) the aggregate amount of sales by the Originators giving rise to Receivables during the three consecutive calendar months immediately preceding the Report Date for such calendar month.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Debt Rating” means, for any Person, the rating by S&P or Moody’s of such Person’s long-term public senior unsecured non-credit enhanced debt.

“Deemed Non-Affiliate” means, on any day, with respect to each Person listed on Schedule V under the heading “Applicable Person”, each corresponding Person listed under the heading ‘Deemed Non-Affiliate” on such day.

“Deemed Non-Affiliate Receivable” means, any Receivable the Obligor of which is a Deemed Non-Affiliate of the Originator of such Receivable.

“Default Rate” means, on any day, a rate per annum equal to 2.0% plus the Alternate Base Rate on such day.

“Default Ratio” means, for any calendar month, a ratio (expressed as percentage) computed by dividing (a) the sum of (i) the Aggregate Outstanding Balance of Receivables which were 91 - 120 days past due as of the last day of such calendar month plus (ii) (without duplication) the Aggregate Outstanding Balance of all Receivables which became Charged-off Receivables during such calendar month, by (b) the Aggregate Outstanding Balance (in each case, at the time of creation) of Receivables (excluding Unbilled Receivables) created during the fourth preceding calendar month.

“Defaulted Receivable” means a Receivable:

(i)          as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such payment;

(ii)         as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof;

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(iii)        as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

(iv)        which is a Charged-off Receivable.

“Deferred Revenue Amount” means, on any day, the lesser of (i) the amount of “deferred revenue” as determined under GAAP related to any Obligor, or (ii) the aggregate amount of Eligible Receivables owing from such Obligor.

“Delinquency Ratio” means, for any calendar month, the ratio (expressed as a percentage) computed as of the last day of the immediately preceding calendar month by dividing (i) the Aggregate Outstanding Balance of all Receivables that were Delinquent Receivables on the last day of the immediately preceding calendar month by (ii) the Aggregate Outstanding Balance of all Receivables (excluding Unbilled Receivables) created by the Originators during the third preceding month.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and:

(i)          as to which any payment, or part thereof, remains unpaid for 61-90 days from the original due date for such payment; or

(ii)         which, consistent with the Credit and Collection Policy, would be classified as delinquent by the applicable Originator or the Seller.

“Deposit Account” means an account maintained at a Deposit Bank pursuant to a Deposit Account Control Agreement into which (i) Collections in the form of checks and other items are deposited that have been sent to one or more Lock-Boxes by Obligors and/or (ii) Collections in the form of electronic funds transfers and other items are paid directly by Obligors.

“Deposit Account Control Agreement” means an agreement, in substantially the form of Annex B.

“Deposit Bank” means any of the banks holding one or more Deposit Accounts.

“Diluted Receivable” means that portion (and only that portion) of any Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by an Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by an Originator which reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Originator Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof).

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“Dilution Horizon Ratio” means, as of any date, the ratio (expressed as a percentage) computed by dividing (i) the Aggregate Outstanding Balance (in each case, on the date of creation) of all Receivables (excluding Unbilled Receivables) created by the Originators during the three most recently ended calendar months by (ii) the Net Eligible Receivables Outstanding Balance as at the last day of the most recently ended calendar month.

“Dilution Ratio” means, as of any date, the ratio (expressed as a percentage) computed for the most recently ended calendar month by dividing (i) the Aggregate Outstanding Balance of all Receivables which became Diluted Receivables during such calendar month by (ii) the Aggregate Outstanding Balance (in each case, on the date of creation) of all Receivables (excluding Unbilled Receivables) created during the calendar month immediately preceding such date; provided that for the purposes of calculating clause en above, Diluted Receivables relating to intercompany Receivables and customer postage deposits shall be excluded.

“Dilution Reserve Floor Percentage” means, as of any date, the product of (a) the Dilution Horizon Ratio on such date multiplied by (b) the average of the Dilution Ratios for each of the twelve most recently ended months.

“Dilution Volatility Ratio” means, as of any date, the ratio (expressed as a percentage) equal to the product of (a) the highest two-month rolling average Dilution Ratio calculated for each of the twelve most recently ended calendar months minus the average of the Dilution Ratios for each of the twelve most recently ended calendar months, multiplied by (b) a ratio (expressed as a percentage) calculated by dividing the highest two-month rolling average Dilution Ratio calculated for each of the twelve most recently ended calendar months by the average of the Dilution Ratios for each of the twelve most recently ended calendar months.

“Dynamic Dilution Reserve Percentage” means, as of any date, the product of (a) the sum of (i) the product of (x) 2.0, multiplied by (y) the average of the Dilution Ratios for each of the twelve most recently ended calendar months, plus (ii) the Dilution Volatility Ratio as at the last day of the most recently ended calendar month, multiplied by (b) the Dilution Horizon Ratio as of such date.

“Dynamic Loss Reserve Percentage” means, as of any date, the product of (i) 2.0, multiplied by (ii) the Loss Horizon Ratio as of such date multiplied by (iii) the highest of the Three-Month Loss Ratios calculated for each of the twelve most recently ended calendar months.

“E-Mail Servicer Report” has the meaning specified in Section 6.02(g).

“Effective Date” means the later to occur of (i) the date of this Agreement, and (ii) the date on which the conditions precedent specified in Section 3.01 are satisfied.

“Eligible Assignee” means (i) any Bank party hereto or any of its Affiliates, or (ii) any financial or other institution acceptable to the Agent and approved by the Seller (which approval by the Seller shall not be unreasonably withheld, delayed or conditioned and shall not be required if an Event of Termination or an Incipient Event of Termination has occurred and is continuing).

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“Eligible Receivable” means, at any time, a Receivable:

(i)          the Obligor of which either (A) has a billing address in the United States (including, without limitation, Puerto Rico), or (B) does not have a billing address in the United States (including, without limitation, Puerto Rico); provided that, in the case of a Receivable with an Obligor that does not have a billing address the United States (or Puerto Rico), the Outstanding Balance of such Receivable when added to the Aggregate Outstanding Balance of all Receivables the Obligors of which do not have a billing address in the United States or Puerto Rico does not cause the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of all Eligible Receivables the Obligors of which do not have a billing address in the United States (or Puerto Rico) to exceed the percentage set forth in clause (b) of the definition of “Concentration Limit” above;

(ii)         the Obligor is not (A) an Affiliate or employee of any Originator or the Seller or any of the their respective Affiliates (other than a Deemed Non-Affiliate) or (B) a government or a governmental subdivision or agency;

(iii)        which, if an Affiliate of any Originator or the Seller originated such Receivable, is a Deemed Non-Affiliate Receivable; provided that the Outstanding Balance of such Receivable (A) when added to the Aggregate Outstanding Balance of the Deemed Non-Affiliate Receivables of any single Deemed Non-Affiliate or (B) when added to the Aggregate Outstanding Balance of all Deemed Non-Affiliate Receivables, does not cause either the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of the Deemed Non-Affiliate Receivables of any single Deemed Non-Affiliate or the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of all Deemed Non-Affiliate Receivables, as appropriate, to exceed the related percentage set forth in clause (d) of the definition of “Concentration Limit” above;

(iv)        which is not a Defaulted Receivable or an Unearned Revenue Receivable;

(v)         the Obligor of which is not the Obligor of any Defaulted Receivables the Aggregate Outstanding Balance of which constitutes 10.0% or more of the Aggregate Outstanding Balance of all Receivables of such Obligor;

(vi)        which is a Billed Receivable or an Unbilled Receivable; provided that, in the case of any Unbilled Receivable, (A) the Outstanding Balance of such Receivable when added to the Aggregate Outstanding Balance of all Unbilled Receivables does not cause the percentage of the Net Eligible Receivables Outstanding Balance comprised of the Aggregate Outstanding Balance of all Unbilled Receivables to exceed the percentage set forth in clause (c) of the definition of “Concentration Limit” above, and (B) has not been an Unbilled Receivables for longer than thirty (30) days;

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(vii)       which represents a bona fide obligation of the Obligor of such Receivable to pay (A) in the case of a Billed Receivable, the stated amount or (B) in the case of an Unbilled Receivable, the amount calculated in the manner set forth in the related Contract as the amount due with respect thereto;

(viii)      as to which the applicable Originator has satisfied and fully performed all obligations with respect to such Receivable required to be fulfilled by it, and no further action (other than, in the case of an Unbilled Receivable, generating and sending of an invoice) is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(ix)         which, according to the Contract related thereto, is required (or with respect to any Unbilled Receivable, will be required) to be paid in full within sixty (60) days of the original billing date therefor;

(x)          which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended;

(xi)         which is an “account” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(xii)        which is denominated and payable only in U.S. dollars in the United States;

(xiii)       (A) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable, (B) which arises under a Contract originated and maintained in accordance with the Origination Practices, (C) as to which the Seller has good and marketable title, and (D) which is not subject to any Adverse Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

(xiv)      which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, any Originator, the Servicer or the Obligor is in violation of any such law, rule or regulation in any material respect;

(xv)       which arises under a Contract which (A) does not contain a legally enforceable provision requiring the Obligor thereunder to consent to the transfer, sale or assignment of the rights of the Seller or the applicable Originator thereunder and (B) does not contain a confidentiality provision that purports to restrict the ability of the Agent or the Banks to exercise their rights under this Agreement, including, without limitation, their right to review the Contract;

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(xvi)      which was generated in the ordinary course of the applicable Originator’s business;

(xvii)     which has not been extended, rewritten or otherwise modified from the original terms thereof (except as permitted by Section 6.02(c);

(xviii)    the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xix)       which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon thirty (30) days’ notice;

(xx)        as to which, on or prior to the later of the date of this Agreement and the date such Receivable is created, the Agent has not given at least three (3) Business Days’ notice to the Seller that such Receivable, or any Receivable owing from the Obligor of such Receivable, is no longer acceptable for purchase by the Banks hereunder;

(xxi)       which (together with the Related Security and other items of Collateral related thereto) has been the subject of the grant of a first priority perfected security interest therein by the Seller to the Agent, on behalf of the Banks, of all of the Seller’s right, title and interest therein;

(xxii) the Obligor of which has been directed by the Seller, the Servicer or the related Originator, as applicable, to make all payments to a Deposit Account (or a related Lock-Box) established and maintained pursuant to a Deposit Account Control Agreement; and

(xxvi) (A) which (in the case of any Receivable that is not a Closing Date Receivable) has been sold to the Parent pursuant to the Initial Purchase Agreement in a “true sale” transaction and (B) which has been sold or contributed by the Parent to the Seller pursuant to the Secondary Purchase Agreement in a “true sale” or “true contribution” transaction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent, Seller or any Originator within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent, Seller or any Originator or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent, Seller or any Originator or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent, Seller or any Originator or any ERISA Affiliate.

“Event of Bankruptcy” means with respect to any Person, (i) that such Person (A) shall generally not pay its debts as such debts become due or (B) shall admit in writing its inability to pay its debts generally or (C) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (iii) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (i) or (ii).

“Event of Termination” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Termination Date” means, the earliest of (a) the Commitment Termination Date, (b) the date determined pursuant to Section 7.01 or (c) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by it.

“Fee Agreement” means that certain fee letter agreement dated as of May 15, 2014, by and between the Seller, the Bank(s) and the Agent, as the same may be amended, restated or otherwise modified from time to time.

“Fees” has the meaning specified in Section 2.05(b).

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“4 Largest NR/NIG Obligors” means, for any period of determination, the NR/NIG Obligors of Receivables with the four (4) largest aggregate Outstanding Balances of all Receivables of any NR/NIG Obligor and its Affiliated Obligors (considered as if they were one and the same NR/NIG Obligor).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board in effect from time to time.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Party” has the meaning specified in Section 9.01.

“Initial Purchase Agreement” means the Originator Purchase Agreement dated as of May 21, 2009 among the Originators (other than the Parent), as sellers, and the Parent, as purchaser and servicer, as the same may be amended, modified or restated from time to time.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“LIBOR Market Index Rate” or “LMIR” means, for any day, the one-month “Eurodollar Rate” for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Lock-Box” means each post office box listed on Schedule I and administered by a Deposit Bank for the purpose of receiving Collections.

“Loss Horizon Ratio” means, as of any date, a ratio (expressed as a percentage) computed by dividing (i) the sum of the Aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables (excluding Unbilled Receivables) created during the six most recently ended calendar months by (ii) the Net Eligible Receivables Outstanding Balance as of the last day of the most recently ended calendar month.

“Loss Reserve Floor Percentage” means, as of any date, 15%.

“Majority Banks” means, at any time, Banks having Bank Commitments that aggregate more than 50% of the Purchase Limit or, if the Bank Commitments have been terminated, Banks either holding Receivable Interests which aggregate more than 50% of all outstanding Receivable Interests.

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“Material Adverse Effect” means a material adverse effect on (i) the collectibility of the Receivables or any significant portion thereof, (ii) the ability of the Seller, the Servicer, the Parent or any Originator to perform any of its respective material obligations under the Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of the Transaction Documents (including, without limitation, the validity, enforceability or priority of the ownership or security interests granted thereunder) or the rights of the Agent or the Banks under the Transaction Documents or (iv) the business, operations, property, prospects or financial or other condition of the Parent and its Subsidiaries taken as a whole.

“Maximum Percentage Factor” means 100%.

“Monthly Report” means a report in substantially the form of Annex A-1 hereto setting forth the calculation of the Net Receivables Pool Balance, the calculations of each of the Aggregate Loss and Dilution Reserve and the Yield and Fee Reserve, the Percentage Factor (as of the date of such report) and providing Receivable performance and program documentation compliance information for the previous calendar month, and containing such additional information as the Agent may reasonably request from time to time, furnished by the Servicer pursuant to Section 6.02(g)(i).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent, Seller or any Originator or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Eligible Receivables Outstanding Balance” means, on any day, an amount equal to (i) the Aggregate Outstanding Balance of all Eligible Receivables on such date, less (ii) the sum of (a) the Unapplied Cash/Credit Memo Amount on such date, (b) Sales Tax on such date, (c) the Deferred Revenue Amount and (d) the aggregate of all set-off amounts representing amounts owed under the applicable Contract by any Originator to any Obligor as of such date (provided that if the related Contract expressly states that such Obligor waives its right of set-off, amounts owed by the applicable Originator to such Obligor shall not be considered a potential set-off for the purposes hereof).

“Net Receivables Pool Balance” means, on any day, (i) the Net Eligible Receivables Outstanding Balance on such day, minus (ii) the Aggregate Outstanding Balance on such day related to the portion of Eligible Receivables that exceeds the applicable Concentration Limits on such day.

“Non-Lockbox Receivable” means, on any day of determination, any Receivable the Collections related to which are paid by the related Obligor in any manner other than through the Lockbox.

“Non-Lockbox Receivable Ratio” means, on any day, a ratio (expressed as a percentage) calculated by dividing (a) the Aggregate Outstanding Balance for all Non-Lockbox Receivables as of the last day of the immediately preceding month by (b) the Aggregate Outstanding Balance of all Eligible Receivables as of the last day of the immediately preceding month.

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“NR/NIG Obligor” means an Obligor whose debt is not rated by both Moody’s and S&P or whose debt is rated below BBB- by S&P or below Baa3 by Moody’s.

“Obligations” has the meaning specified in Section 2.11.

“Obligor” means with respect to any Receivable, the Person obligated to make payments in respect of such Receivable.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“OPA Discount” means in respect of each Purchase (for purposes of this definition, as defined under the Initial Purchase Agreement) under the Initial Purchase Agreement, 1% multiplied by the Aggregate Outstanding Balance of the Receivables (for purposes of this definition, as defined under the Initial Purchase Agreement) that are the subject of such Purchase; provided, however, the foregoing OPA Discount may be revised prospectively by request of the Parent, as purchaser under the Initial Purchase Agreement, or any of the other Originators, as seller under the Initial Purchase Agreement, reasonably and in good faith to reflect changes in recent experience with respect to write-offs, timing and costs of Collections and cost of funds, provided, further, that such revision is consented to by the Parent, as purchaser under the Initial Purchase Agreement, and the other Originators, as seller under the Initial Purchase Agreement (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

“Origination Practices” means, with respect to Seller, the Servicer, the Parent or any other Originator, those practices, processes and policies, as applicable, including (but not limited to) the applicable provisions of the Credit and Collection Policy, used by the Seller, the Servicer, the Parent or such other Originator in originating and maintaining, as applicable, the Reference Contracts.

“Originator” means each of the Persons designated as such on Schedule III (which includes, for the avoidance of doubt, the Parent).

“Other Companies” means the Originators and all of their Subsidiaries except the Seller.

“Other Taxes” has the meaning specified in Section 2.10(b).

“Outstanding Balance” of any Receivable at any time means (i) in the case of a Billed Receivable, the then outstanding principal balance thereof and (ii) in the case of an Unbilled Receivable, an amount calculated as the product of the applicable Originator’s fees or charges for the related goods or services at the time such goods or services are provided multiplied by the actual amounts of such goods or services actually provided to the related Obligor or via an alternate method of calculation as agreed upon by the Agent, the Originators and the Seller from time to time.

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“Parent” means DST Systems, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.03(h).

“Paydown Amount” means, with respect to any Receivable Interest on any day, an amount equal to the sum of (i) the desired reduction of Capital of such Receivable Interest, plus (ii) the aggregate of accrued and unpaid Yield and Fees as of such date for such Receivable Interest.

“Paydown Date” means any Settlement Date (Capital) or Settlement Date (Yield and Fees) occurring at least the Required Notice Days after the date of the Seller’s notice to the Agent.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any entity succeeding to all or any of its functions under ERISA.

“PCA Discount” means, in respect of each Purchase (for purposes of this definition, as defined under the Secondary Purchase Agreement) or contribution hereunder, 1% multiplied by the Aggregate Outstanding Balance of the Receivables for purposes of this definition, as defined under the Secondary Purchase Agreement) that are the subject of such Purchase or contribution; provided, however, the foregoing Discount may be revised prospectively by request of either the Parent, as seller under the Secondary Purchase Agreement, or the Seller, as purchaser under the Secondary Purchase Agreement, reasonably and in good faith to reflect changes in recent experience with respect to write-offs, timing and costs of Collections and cost of funds, provided, further, that such revision is consented to by the Parent, as seller under the Secondary Purchase Agreement, and the Seller, as purchaser under the Secondary Purchase Agreement (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent, Seller or any Originator or any ERISA Affiliate or to which the Parent, Seller or any Originator or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage” of any Bank means, (a) with respect to Wells, the percentage set forth on the signature page to this Agreement, or such amount as reduced or increased by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Percentage, or such amount as reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

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“Percentage Factor” means, on any date, a percentage equal to (i) the sum of (a) the Aggregate Capital for all Receivable Interests as of such date plus (b) the Required Reserves as of such date divided by (ii) the Net Receivables Pool Balance on such date. For purposes of Section 6.07(ix), the Percentage Factor is to be computed daily to reflect changes in the Net Receivables Pool Balance and Aggregate Capital. Otherwise, the Percentage Factor is to be calculated as of the last day of the reporting period covered by each Servicer Report and shall be set forth in each Servicer Report. Notwithstanding the foregoing, at all times from and after the Facility Termination Date until payment in full of the Aggregate Unpaids, the Percentage Factor shall equal 100%.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent, Seller or any Originator or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Purchase Limit” means, on any day, the lesser of (i) $150,000,000, as such amount may be reduced pursuant to Section 2.01(b) or (ii) the sum of (a) the Aggregate Capital of all Receivable Interests on such day plus (b) the Required Reserves. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the Aggregate Capital of all Receivable Interests on such day.

“Receivable” means any indebtedness of any Person to any Originator (without giving effect to any transfer under the Initial Purchase Agreement or the Secondary Purchase Agreement) and any right of the Seller to payment from or on behalf of such Person whether constituting an account, chattel paper, investment or general intangible, arising in connection with the sale of goods or the rendering of services by the Originators, including the right to payment of any interest, fees or finance charges and other obligations of such Person with respect thereto; provided, that unless expressly stated otherwise, each Closing Date Receivable shall be a “Receivable” for purposes of this Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest equal to the Percentage Factor in (i) all then outstanding Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Receivables, and (iii) all Collections with respect to, and other proceeds of, such Receivables.

“Reference Contracts” means, collectively, the form agreements, existing agreements and the agreement provisions (in each case, redacted as necessary under the related agreements or as deemed necessary by the Parent) provided by the Parent to the Agent in electronic form on April 28, 2009, May 14, 2009 and May 18, 2009, respectively, as such agreements and agreement provisions were in place as of the date of April 28, 2009, May 14, 2009 and May 18, 2009.

“Register” has the meaning specified in Section 10.03(c).

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“Related Security” means with respect to any Receivable:

(i)          all of the Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii)         all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements filed against an Obligor describing any collateral securing such Receivable;

(iii)        the Contract and all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv)        all contracts and all other documents, purchase orders, invoices, agreements, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Required Notice Days” means with respect to any reduction of the Aggregate Capital pursuant to the provisions of Section 2.01(e), two (2) Business Days in the case of a reduction of Aggregate Capital.

“Reporting Date” has the meaning set forth in Section 6.02(g).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Reserves” means, on any day, an amount equal to the sum of (i) Aggregate Loss and Dilution Reserve on such date of calculation plus (ii) the Yield and Fee Reserve on such date of calculation.

“Revolving Period” means the period beginning on the date of the initial purchase hereunder and terminating at the close of business on the Business Day immediately preceding the Facility Termination Date.

“Risk-Based Capital Guidelines” means the final rule titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial paper Programs; and Other Related Issues”, adopted by the United States bank regulatory agencies on December 15, 2009.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sales Tax” means, on any day, the aggregate amount of sales tax (if any) included in the Aggregate Outstanding Balance of all Receivables on such day.

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“SEC” means the Securities and Exchange Commission.

“Secondary Purchase Agreement” means the Purchase and Contribution Agreement dated as of May 21, 2009 between the Parent, as seller and servicer, and the Seller, as purchaser, as the same may be amended, modified or restated from time to time.

“Seller’s Account” means the special account [               ] of the Seller maintained at the office of [               ].

“Servicer” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Receivables.

“Servicer Default” means the occurrence of any of the following:

(a)          The Servicer (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii), (iii), (iv) or (v) of this subsection (a)) and such failure shall remain unremedied for five (5) Business Days or (ii) shall fail to observe any term, covenant or agreement contained in the first sentence of Section 6.06(b) or (iii) shall fail to make when due any payment or deposit to be made by it under this Agreement with respect to Capital on the date due or (iv) shall fail to make when due any payment or deposit to be made by it under this Agreement other than with respect to Capital within one Business Day of the date due or (v) shall fail to deliver any Servicer Report when required and such failure shall remain unremedied for one Business Day; or

(b)          Any representation or warranty (unless such representation or warranty relates solely to one or more specific Receivables incorrectly characterized as Eligible Receivables and either (i) immediately following the removal of such Receivables from the Net Receivables Pool Balance, the Percentage Factor is not greater than the Maximum Percentage Factor or (ii) the Seller shall have made any required deemed Collection payment pursuant to Section 2.04(e) with respect to such Receivables) made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Servicer pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided that if a breach of the representation and warranty set forth in Section 4.02(i) shall occur, no Servicer Default shall occur if such breach of representation and warranty shall be cured (without any adverse impact on the Agent or the Banks or the collectibility of the Receivables) within five (5) Business Days; or

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(c)          The Servicer or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Servicer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Servicer shall take any corporate or other action to authorize any of the actions set forth above in this clause (c); or

(d)          The Servicer shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $40,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable cure or grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable cure or grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (other than with respect to “Convertible Senior Debentures” as defined in the Credit Agreement); or

(e)          In the reasonable judgment of the Agent, (i) there shall have occurred any event which would materially and adversely affect the ability of the Servicer to collect Receivables or otherwise perform its obligations under this Agreement and the other Transaction Documents or (ii) any provision of any Transaction Document applicable to the Servicer shall cease to be effective and valid and binding on the Servicer; or

(f)          One or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Servicer or any of its Subsidiaries or any combination thereof, and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Servicer or any of its Subsidiaries to enforce any such judgment; or

(g)          The occurrence of any Event of Termination; or

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(h)          (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Servicer under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $40,000,000, or (ii) the Servicer or any ERISA Affiliate fails to pay when due, after the expiration of any applicable cure or grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $40,000,000;

provided, however, that solely for the purposes of the foregoing, any reference to the Parent, the Originators or the Seller in the definitions of ERISA Affiliate, ERISA Event, Pension Plan or Multiemployer Plan shall mean and be deemed a reference to the Servicer.

“Servicer Fee” has the meaning specified in Section 2.05(a).

“Servicer Report” means a Monthly Report.

“Servicer Fee Reserve” means, at any time, an amount equal to the product of (i) the Servicer Fee at such time, multiplied by (ii) a fraction, the numerator of which is the Days Sales Outstanding on such date of calculation, and the denominator of which is 360, multiplied by and (iii) the Aggregate Outstanding Balance of all Receivables on such date of calculation.

“Settlement Date (Capital)” means the second Business Day following the date on which each Monthly Report is required to be delivered to the Agent hereunder or such other day as the Seller and the Agent may from time to time mutually agree; provided, however, that if the Facility Termination Date shall occur, the Settlement Date (Capital) shall be the date(s) selected by the Agent (it being understood that the Agent may select such Settlement Date (Capital) to occur as frequently as daily) or, in the absence of any such selection, the “Settlement Date (Capital)” shall be each Business Day.

“Settlement Date (Yield and Fees)” means the fifth (5th) day of each month hereafter (or, if any such date is not a Business Day, the next succeeding Business Day thereafter), or such other day as the Agent and the Seller may agree upon.

“Special Indemnified Amounts” has the meaning specified in Section 6.07.

“Special Indemnified Party” has the meaning specified in Section 6.07.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its abilities to pay such debts and liabilities as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

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“Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Seller or an Originator, as the case may be, or by one or more Subsidiaries, or by the Seller or an Originator, as the case may be, and one or more Subsidiaries.

“Taxes” has the meaning specified in Section 2.10(a).

“Three-Month Loss Ratio” means, for any calendar month, the average of the Default Ratios for such calendar month and the two immediately preceding calendar months.

“Transaction” means the transaction contemplated by this Agreement and the other Transaction Documents.

“Transaction Document” means any of this Agreement, the Initial Purchase Agreement, the Secondary Purchase Agreement, the Deposit Account Control Agreements, the Fee Agreement, all amendments and waivers to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto.

“Transfer Event” means the occurrence of any of the following events:

(a)          a Servicer Default; or

(b)          an event that but for notice or lapse of time or both would constitute a Servicer Default of the type described in clause (c) of the definition thereof; or

(c)          an Event of Termination or Incipient Event of Termination.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unapplied Cash/Credit Memo Amount” means, on any day, the sum of (i) the aggregate amount of Collections on hand at such time for payment on account of any Eligible Receivables, which Collections have not been applied to the related Eligible Receivable because either the related Obligor or the Related Originator has not been identified as of such date, plus (ii) the Aggregate Outstanding Balance of all Receivables in respect of which any credit memo issued by the applicable Originator or the Seller is outstanding at such time to the extent deemed Collections have not been paid pursuant to Section 2.04(e).

“Unbilled Receivable” means a Receivable that is not a Billed Receivable and with respect to which (i) there is a written payment obligation on behalf of the related Obligor to pay such Receivable, (ii) the applicable Originator has satisfied and fully performed all obligations with respect to such Receivable required to be fulfilled by it, and (iii) the applicable Originator has not generated and sent an invoice to the related Obligor.

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“Unearned Revenue Receivable” means, on any date, any Receivable with respect to which the related Contract has been executed by the related Obligor and an Originator, but under such Contract, no services have been provided/goods delivered by the Originator and no payment obligation has arisen for the Obligor.

“Wells” has the meaning specified in the Preamble.

“Yield” means, for each day for each Receivable Interest, an amount equal to the product of the applicable Yield Rate multiplied by the outstanding Capital of such Receivable Interest, annualized on a 360-day basis, and multiplied by 1/360; provided that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield and Fee Reserve” means, on any day, an amount equal to:

(YR) + (SFR) + AUYF

where:

YR	=	the Yield Reserve on such date.

AUYF	=	accrued and unpaid Yield, Servicer Fee and Fees on such date, for all Receivable Interests.

SFR	=	the Servicer Fee Reserve on such date.

“Yield Rate” means, on any date of determination, a rate per annum equal to the LMIR or, solely if the LMIR is not available, the Alternate Base Rate; provided that (a) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law, and (b) at all times after the declaration or automatic occurrence of the Facility Termination Date pursuant to Section 5.01(x) or Section 7.01, the Yield Rate for all Receivable Interests shall be the Default Rate.

“Yield Reserve” means, at any time, an amount equal to (a) the product of (i) (A) 2.0 multiplied by (B) the Days Sales Outstanding as of such date of calculation, multiplied by (ii) the Default Rate in effect on such date of calculation, divided by (b) the product of (i) 360 multiplied by (ii) the Net Receivables Pool Balance as of such date of calculation.

SECTION 1.02         Other Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. References to any Section, Annex, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition and each Section, Annex, Schedule or Exhibit and all paragraphs, subsections, clauses or other subdivisions, respectively. For the avoidance of doubt, all Annexes, Schedules and Exhibits hereto and all paragraphs, subsections, clauses or other subdivisions are incorporated by reference herein and made a part hereof.

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(b)          Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made of Consolidated EBITDA, Consolidated Funded Indebtedness and Consolidated Interest Expense (including, without limitation, for purposes of the definitions of “Consolidated Interest Coverage Ratio”, “Consolidated Leverage Ratio” and “Pro Forma Basis” set forth in Annex F), (i) after consummation of any Disposition (other than an Excluded Disposition) (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 or Annex F, be included to the extent relating to any period applicable in such calculations and (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01         Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Banks severally agree that they shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Commitment Termination Date. Under no circumstances shall the Banks be obligated to make any such purchase, if after giving effect to such purchase (i) the Aggregate Capital of all Receivable Interests would exceed the Purchase Limit or (ii) the Percentage Factor would exceed the Maximum Percentage Factor.

(b)          The Seller may at any time upon at least five (5) Business Days’ notice to the Agent, terminate the facility provided for in this Agreement in whole or reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in an amount of at least $1,000,000 or an integral multiple thereof.

(c)          During the Revolving Period, the Agent, on behalf of the Banks, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Receivables, Related Security and Collections by making an appropriate readjustment of such Receivable Interests.

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(d)          Notwithstanding any provision contained in this Agreement to the contrary, the Agent shall not, and shall not be obligated (on behalf of the Banks), to pay any amount to the Seller as the purchase price of any Receivable Interest pursuant to subsection (c) above except to the extent of Collections related to such Receivable Interest are available to the Agent for distribution to the Seller in accordance with this Agreement. Any amount which the Agent (whether on behalf of the Banks) does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, the Agent for any such insufficiency unless and until such amount becomes available for distribution to the Seller under Section 2.04.

(e)          (i)(a) The Seller may, on any Paydown Date, reduce all or any portion of the Aggregate Capital on such date (together with any accrued and unpaid Yield and Fees on such date on the Receivable Interests related thereto and, in connection with a reduction of all of the Aggregate Capital, together with all other Aggregate Unpaids) as follows:

(I) the Seller shall instruct the Servicer to (and the Servicer shall) set aside Collections and hold them in trust for the Agent under clause (b)(i) of Section 2.04) until the amount so set aside shall equal the Aggregate Paydown Amount corresponding to the desired amount of reduction of the Aggregate Capital, and, in connection with a reduction of all of the Aggregate Capital, together with all other Aggregate Unpaids; and

(II) the Seller shall pay to the Agent from Collections set aside and held by the Servicer pursuant to clause (I) of this Section 2.01(e)(i)(a), in reduction of the Aggregate Capital, the Aggregate Paydown Amount (and, in connection with a reduction of all of the Aggregate Capital, together with all other Aggregate Unpaids) (it being understood that the Aggregate Capital shall not be deemed reduced by any amount set aside or held by the Servicer pursuant to this Section 2.01(e)(i)(a) unless and until, and then only to the extent that, such amount is finally paid to the Agent as stated herein); provided that the Aggregate Paydown Amount for such date shall be in an amount equal to at least $1,000,000 and in integral multiples of $100,000; and provided further that if the Aggregate Capital after giving effect to such reduction is less than $1,000,000, then the Seller shall reduce all of the Aggregate Capital to zero on the related Paydown Date.

(i)         In addition, during the Revolving Period, on each Settlement Date (Capital) following delivery of a Servicer Report which shows that (A) the Percentage Factor on the last day of the applicable reporting period was greater than the Maximum Percentage Factor, or (B) the Aggregate Capital of all Receivable Interests on such date exceeds the Purchase Limit, and on each Business Day thereafter until such condition no longer exists, the Servicer shall deposit into the Agent’s Account Collections to pay down Aggregate Capital an amount necessary to (I) reduce the Percentage Factor so that the Percentage Factor is equal to or less than the Maximum Percentage Factor or (II) reduce the Aggregate Capital of all Receivable Interests so that the Aggregate Capital of all Receivable Interests is equal to or less than the Purchase Limit; provided that the aggregate amount deposited pursuant to this sentence with respect to any Servicer Report shall not exceed an amount such that, after giving effect to the application of such amount to the reduction of Aggregate Capital with respect to the Receivable Interests shown in that Servicer Report, the Percentage Factor is equal to the Maximum Percentage Factor.

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(ii)        All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with Section 2.06 to an account designated by the Agent, until otherwise notified by the Agent. All amounts paid or deposited under this Section 2.01(e) shall be applied by the Agent to reduce the Capital of the Receivable Interests as determined by the Agent. The Seller shall, to the extent permitted by Law, pay to the Agent, for the benefit of the Banks, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to the Default Rate. Any computations by the Agent of amounts payable by the Seller hereunder shall be binding upon the Seller absent manifest error.

SECTION 2.02         Making Purchases.  (a) Each incremental purchase by the Banks shall be made on at least three (3) Business Days’ notice from the Seller to the Agent; provided that no more than five (5) purchases shall be made in any one calendar month. Each such notice of an incremental purchase shall be in the form attached hereto as Annex G and shall specify (i) the amount requested to be paid to the Seller (such amount of the incremental purchase (which shall not be less than $5,000,000, being referred to herein as the initial “Capital” of the Receivable Interest then being purchased), and (ii) the date of such incremental purchase (which shall be a Business Day).

(b)          On the date of each such purchase of a Receivable Interest, the Banks shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an amount equal to the initial Capital of such Receivable Interest, at the Seller’s Account.

(c)          Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the benefit of the Banks, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Receivable then existing and in the Related Security and Collections with respect thereto.

(d)          Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed an amount equal to (i) such Bank’s Bank Commitment, less (ii) such Bank’s ratable share of the Aggregate Capital of the Receivable Interests held by the Banks (after giving effect to any reductions of the Aggregate Capital of the Receivable Interests from the distribution of Collections). Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any purchase.

SECTION 2.03         Receivable Interest Computation. Each Receivable Interest shall be initially computed on its date of purchase. Thereafter, until the Capital of such Receivable Interest is equal to zero, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day on which the Percentage Factor changes. On the Facility Termination Date, the Percentage Factor shall be deemed to equal 100% and shall thereafter remain constant until all Aggregate Unpaids, and accrued and unpaid Servicer Fees, have been paid in full.

27	Receivables Purchase Agreement

SECTION 2.04         Settlement Procedures. (a) Collection of the Receivables shall be administered by the Servicer, in accordance with the terms of Article VI of this Agreement. The Seller shall provide to the Servicer (if other than the Seller) on a timely basis all information needed for such administration, including notice of any Paydown Date and current computations of each Receivable Interest.

(b)          The Servicer shall, on each day on which Collections of Receivables are received into a Deposit Account, with respect to each Receivable Interest:

(i)          set aside and hold in trust (and, at the request of the Agent, segregate) for the Banks, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Fees and Servicer Fee accrued through the last day of the Accrual Period then most recently ended and not previously set aside and (b) if the Seller has elected to reduce the Aggregate Capital pursuant to Section 2.01(e)(i), an amount equal to the excess, if any, of (i) the amount of the proposed reduction; over (ii) the aggregate of the amounts previously set aside for such reduction;

(ii)         reinvest with the Seller on behalf of the Banks the percentage of such Collections represented by such Receivable Interest, to the extent representing a return of Capital, by recomputation of such Receivable Interest pursuant to Section 2.03; and

(iii)         during such times as amounts are required to be reinvested in accordance with subsection (ii) above, deposit in the Seller’s Account any Collections in excess both of such amounts and of the amounts that are required to be set aside pursuant to subsection (i) above.

(c)          On each Settlement Date (Yield and Fees), the Servicer shall withdraw from the Deposit Account and deposit into the Agent’s Account an amount equal to the Collections held for the Agent and/or the Banks pursuant to Section 2.04(b) that relate to the Receivable Interests owned by such Banks.

(d)          Upon receipt of funds deposited into the Agent’s Account, the Agent shall distribute them as follows:

(i)          if such distribution occurs on a day that is not a Paydown Date, first to the Banks and to the Agent in payment in full of all accrued Yield and Fees as of the last day of the Accrual Period then most recently ended, and then to the Servicer in payment in full of all accrued Servicer Fee as of the last day of the Accrual Period then most recently ended; or

(ii)         if such distribution occurs on a Paydown Date, to the extent the Agent is then holding funds deposited pursuant to Section 2.04(c), to the Banks in reduction of Capital and then in accordance with clause (iii) below; and

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(iii)        if such distribution occurs on a Paydown Date, after any payments required in accordance with clause (ii) above, first to the Agent in payment of any amounts owed by the Seller to the Agent pursuant to Section10.04(a) in connection with out-of-pocket costs and expenses incurred by the Agent, second to the Servicer (if the Servicer is not the Parent or an Affiliate of the Parent) in payment in full of all accrued and unpaid Servicer Fees through the last day of the Accrual Period then most recently ended, third to the Banks and to the Agent in payment in full of all accrued and unpaid Yield and Fees through the last day of the Accrual Period then most recently ended, fourth to such Banks in reduction to zero of all Capital, fifth to such Banks or the Agent in payment of any other amounts owed by the Seller hereunder which have not been paid pursuant to clauses first through fourth above, and sixth to the Servicer (if the Servicer is the Parent or an Affiliate of the Parent) in payment in full of all accrued Servicer Fees

After the Capital, Yield, Fees and Servicer Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Banks or the Agent hereunder or under any other Transaction Document have been paid in full, all additional Collections with respect to such Receivable Interest shall be paid to the Seller’s Account.

(e)         For the purposes of this Section 2.04:

(i)          if on any day any Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such Diluted Receivable;

(ii)         if on any day any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in full;

(iii)        except as provided in subsection (i) or (ii) of this Section 2.04(e), or as otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

(iv)        if and to the extent the Agent or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 2.05         Fees. (a) The Servicer shall be paid a fee (the “Servicer Fee”) of 1.0% per annum on the average daily Aggregate Outstanding Balance of all Receivables, in accordance with Section 2.04(d), payable on each Settlement Date (Yield and Fees) for such Receivable Interest following purchase date of such Receivable Interest until the date on which the Capital of such Receivable Interest is reduced to zero. The Servicer Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04. Upon three (3) Business Days’ prior written notice to the Agent, the Servicer (if the Servicer is not the Parent, an Originator, the Seller or its designee or an Affiliate of the Seller) may revise the percentage used to calculate the Servicer Fee, so long as use of the revised percentage will not result in a Servicer Fee that exceeds 110% of the reasonable costs and expenses of the Servicer incurred in connection with administering and collecting the Receivables; provided, however, that at any time after the Percentage Factor exceeds the Maximum Percentage Factor, any compensation to the Servicer in excess of the Servicer Fee initially provided for herein shall be an obligation of the Seller and shall not be payable, in whole or in part, from Collections allocated to the Banks. So long as the Parent is acting as the Servicer hereunder, amounts paid as the Servicer Fee pursuant to this Section 2.05(a) shall reduce, on a dollar-for-dollar basis, the obligation of the Seller to pay the “Servicer Fee” pursuant to Section 6.03 of the Secondary Purchase Agreement; provided that such obligation of the Seller shall in no event be reduced below zero.

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(b)          The Seller shall pay to the Agent certain fees (collectively, the “Fees”) in the amounts and on the dates set forth in the Fee Agreement.

SECTION 2.06         Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder (including, but not limited to, amounts paid under Sections 2.01(b) and (c), shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in immediately available funds to the Agent’s Account.

(b)          All computations of Yield, per annum Fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.07         [Reserved].

SECTION 2.08         Increased Costs. (a) If any Bank or any Affiliate of a Bank (each an “Affected Person”) determines at any time that (i) the adoption of any Law or any guideline or request from any Official Body (whether or not having the force of law) or change in any of the foregoing or (ii) the compliance, application or implementation by the Affected Person with any Law or any guideline or request from any Official Body (whether or not having the force of law), including, for the avoidance of doubt, BASEL II or the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), affects or would affect the amount of the capital or liquidity required or expected to be maintained by such Affected Person or imposes or would impose any other condition the result of which is to increase the cost to the Affected Person of performing its obligations or to reduce the rate of return on a Affected Person’s capital or assets as a consequence of its obligations and such Affected Person determines that the amount of such change in capital, increase in cost or reduction in return is based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

30	Receivables Purchase Agreement

(b)          If, due to either (i) the introduction of or any change in or in the interpretation of any Law or (ii) compliance with any guideline or request from any Official Body (whether or not having the force of law), there shall be any increase in the cost to any Bank of (A) maintaining its Bank Commitment or (B) maintain ownership of Receivable Interests in respect of which Yield is computed by reference to the LMIR, then, upon demand by such Bank (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Bank (as a third-party beneficiary), from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increased costs. A certificate as to such amounts setting forth in reasonable detail the reason for charging such additional amounts submitted to the Seller and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09         Suspension of the LMIR. Notwithstanding any other provision of this Agreement, if any Bank shall notify the Agent that such Person has determined that the introduction of or any change in or in the interpretation of any Law makes it unlawful for any Bank, or any central bank or other Official Body asserts that it is unlawful, for such Bank to fund the purchases or maintenance of any Receivable Interest accruing Yield calculated by reference to the LMIR, then (A) as of the effective date of such notice from such Person to the Agent, the obligation or ability of such Bank to fund the making or maintenance of any Receivable Interest accruing Yield calculated by reference to the LMIR shall be suspended until such Person notifies the Agent that the circumstances causing such suspension no longer exist and (B) each Receivable Interest made or maintained by such Person accruing Yield calculated by reference to the LMIR shall be deemed to accrue Yield at the Alternate Base Rate from the effective date of such notice until such Person notifies the Agent that the circumstances causing such suspension no longer exist.

SECTION 2.10         Taxes. (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Servicer or the Seller shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed on an Affected Person by the United States and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller or the Servicer shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Transaction Document to any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.1), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer, as the case may be, shall make such deductions and (iii) the Seller or the Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law. Within thirty (30) days after the date of any such payment of Taxes, the Seller or the Servicer, as the case may be, will furnish to such Affected Person the original or a certified copy of a receipt evidencing payment thereof.

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(b)          In addition, the Seller agrees to pay any present or future stamp. recordation, or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c)          The Seller will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.1) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Agent). A certificate as to the amount of such indemnification submitted to the Seller and the Agent by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d)          Each Affected Person which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the Laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), and to the extent legally entitled to do so, deliver to the Seller such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W8-IMY (and appropriate attachment) and any other certificate or statement of exemption required by applicable Treasury Regulations, properly completed and duly executed by such Affected Person. Each such Affected Person shall from time to time thereafter, upon written request from the Seller (such request to be accompanied by a reasonable explanation of the requirement and a form of the certificate, document or other evidence to be delivered), deliver to the Seller any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally entitled to do so).

(e)          The Seller shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above (except if such failure is caused by Seller’s failure to comply with its obligations under this Section 2.10) and should an Affected Person become subject to Taxes because of Seller’s failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.

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(f)          Nothing contained in this Section 2.10 shall require an Affected Person to make available any of its tax returns or any other information relating to its taxes which such Person deems to be confidential.

SECTION 2.11         Security Interest. To secure the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, Yield, Capital, Fees, expenses or otherwise (all of the foregoing, collectively, the “Obligations”), the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Banks, a security interest in, all of the Seller’s right, title and interest in and to the following (collectively, the “Collateral”): (A) the Secondary Purchase Agreement, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Secondary Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Secondary Purchase Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Secondary Purchase Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Secondary Purchase Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder; (B) the Initial Purchase Agreement, including, without limitation, (i) all rights of the purchaser thereunder (which rights have been pledged or assigned to the Seller pursuant to the Secondary Purchase Agreement) to receive moneys due or to become due under or pursuant to the Initial Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Initial Purchase Agreement (which interests of purchaser thereunder have been pledged or assigned to the Seller pursuant to the Secondary Purchase Agreement), (iii) all rights of the purchaser thereunder to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Initial Purchase Agreement (which rights of the purchaser thereunder have been pledged or assigned to the Seller pursuant to the Secondary Purchase Agreement), (iv) claims of the purchaser thereunder for damages arising out of or for breach of or default under the Initial Purchase Agreement (which claims and rights of the purchaser thereunder have been pledged or assigned to the Seller pursuant to the Secondary Purchase Agreement), and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder (which rights of the purchaser thereunder have been pledged or assigned to the Seller pursuant to the Secondary Purchase Agreement); (C) all Receivables, whether now owned and existing or hereafter acquired or arising, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC), including undivided interests in any of the foregoing; (D) the Lock-Boxes and Deposit Accounts and the funds deposited in such accounts; and (E) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

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SECTION 2.12         Sharing of Payments. If any Bank (for purposes of this Section 2.12 only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Capital of, or Yield on, any Receivable Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Capital of, or Yield on, all of the Receivable Interests owned by the Banks, such Recipient shall forthwith purchase from the Banks which received less than their ratable share participations in the Receivable Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.13         Right of Setoff. Without in any way limiting the provisions of Section 2.12, the Agent and each Bank is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of an Event of Termination or an Incipient Event of Termination to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent or such Bank to, or for the account of, the Seller, the Servicer or any Originator against any amount owing by the Seller, the Servicer or any Originator, as the case may be, to such Person or to the Agent on behalf of such Person (even if contingent or unmatured).

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01         Conditions Precedent to Initial Purchase. Effectiveness of this amendment and restatement embodied in this Agreement, and the initial purchase of a Receivable Interest under this Agreement, are subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

(a)          A duly executed Assignment and Acceptance with respect to the Existing Agreement,

(b)          Certified copies of the resolutions (or similar authorization, if not a corporation) of the Board of Directors (or similar governing body or Persons, if not a corporation) of the Seller and the Originators approving this Agreement, the Secondary Purchase Agreement, the Initial Purchase Agreement and any other Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate or limited liability company action, as the case may be, and governmental approvals, if any, with respect to this Agreement, the Secondary Purchase Agreement, the Initial Purchase Agreement and any such other Transaction Documents.

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(c)          A certificate of the Secretary or Assistant Secretary of the Seller and the Originators certifying the names and true signatures of the officers of the Seller and the Originators authorized to sign this Agreement, the Secondary Purchase Agreement, the Initial Purchase Agreement and the other documents to be delivered by it hereunder and thereunder.

(d)          Acknowledgment copies (or other evidence of filing satisfactory to the Agent) of proper financing statements and financing statement amendments or terminations, as applicable, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership and security interests contemplated by this Agreement, the Secondary Purchase Agreement and the Initial Purchase Agreement.

(e)          Acknowledgment copies (or other evidence of filing satisfactory to the Agent) of proper financing statements and financing statements amendments or terminations, as applicable, necessary to release or assign all security interests and other rights of any Person in (i) the Receivables, Contracts or Related Security previously granted by the Seller or the Originators and (ii) the collateral security referred to in Section 2.11 previously granted by the Seller.

(f)          Completed requests for information, dated on or before the date of such initial purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (c) above and in any other jurisdiction reasonably requested by the Agent that name the Seller or any Originator as debtor, together with copies of such financing statements (none of which shall cover any Receivables, Contracts, Related Security or the collateral security referred to in Section 2.11).

(g)          Duly executed copies of all Deposit Account Control Agreements and all necessary amendments thereto and assignments thereof.

(h)          Favorable opinions or reliance and reaffirmation letters with respect to favorable opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Seller and the Originators, and of Randall D. Young, General Counsel of the Parent, substantially in the form of Annex C hereto and as to such other matters as the Agent may reasonably request.

(i)          A duly executed copy of the Fee Agreement.

(j)          A duly executed copy of the (i) Initial Purchase Agreement and (ii) the Secondary Purchase Agreement, together with all amendments to each of the foregoing.

(k)          A copy of the by-laws, the limited liability company agreement, operating agreement or regulations (as applicable), and any amendments thereto, of the Seller and each of the Originators, certified by the Secretary or Assistant Secretary of the Seller or such Originator, as the case may be.

(l)          A copy of the certificate or articles of incorporation or the certificate of formation, as applicable, and any amendments thereto, of the Seller and each Originator, certified as of a recent date by the Secretary or Assistant Secretary of the Seller and each Originator, and a certificate as to the good standing of the Seller and each Originator from such Secretary of State or other official, dated as of a recent date.

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(m)          The balance sheet of the Seller referred to in Section 4.01(e).

(n)          Payment of the Commitment Fee as set forth in the Fee Agreement.

(o)          Payment of all other related costs and expenses (including costs and expenses related to the Audit described in clause (p) below and all reasonable attorney’s fees and costs) incurred by the Agent and/or the Banks as of the date hereof.

(p)          Satisfactory results of a review and audit of the Originator’s collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of a review of the Originator’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the First Tier Agreement and Second Tier Agreement and a written outside audit report as to such matters of a nationally recognized independent audit and consulting firm within the scope of the agreed upon procedures set forth in Annex H.

(q)          A Monthly Report as of March 31, 2014.

(r)          Such other approvals, opinions or documents as the Agent may reasonably request.

SECTION 3.02         Conditions Precedent to All Purchases and Reinvestments. Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each purchase, the Servicer shall have delivered to the Agent at least one Business Day prior to such purchase, in form and substance satisfactory to the Agent, a completed Servicer Report covering the most recently ended reporting period for which a Servicer Report is required to be delivered pursuant to Section 6.02(g) and demonstrating that, after giving effect to such purchase, no Event of Termination or Incipient Event of Termination under Section 7.01(e) would occur, (b) in the case of each reinvestment, the Servicer shall have delivered to the Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Agent, a completed Servicer Report covering the most recently ended reporting period for which a Servicer Report is required to be delivered pursuant to Section 6.02(g), (c) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller, the Servicer and the Parent (each as to itself) that such statements are then true):

(i)          The representations and warranties contained in Sections 4.01, 4.02 and 4.03 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date;

(ii)         No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination;

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(iii)        No Originator (other than the Parent) shall have stopped selling or contributing to the Parent, pursuant to the Initial Purchase Agreement, all Receivables originated by it and arising on or prior to such date (unless the Banks have otherwise given their prior written consent); and

(iv)        The Parent shall not have stopped selling or contributing to the Seller, pursuant to the Secondary Purchase Agreement, all Receivables originated by it and arising on or prior to such date or transferred to it by another Originator pursuant to the Initial Purchase Agreement on or prior to such date;

(v)         The Non-Lockbox Receivable Ratio does not exceed 5%; and

(d) The Agent shall have received such other approvals, opinions or documents as it may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01         Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows:

(a)          The Seller (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction set forth in Schedule IV hereto (as such Schedule IV may be amended from time to time pursuant to Section 5.01(b)) and (ii) is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b)          The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (1) the Seller’s certificate of formation or limited liability company agreement, (2) any Law applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller.

(c)          No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

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(d)          Each of the Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity).

(e)          The balance sheet of the Seller as of March 31, 2014, a copy of which has been furnished to the Agent, fairly presents the financial condition of the Seller as at such date, in accordance with GAAP, and since March 31, 2014, there has been no material adverse change in the business, operations, property, prospects or financial or other condition of the Seller.

(f)          The Seller is not in violation of any order of any Official Body. There is no pending or threatened action, investigation or proceeding affecting the Seller before any Official Body which may materially adversely affect the financial condition or operations of the Seller or the ability of the Seller to perform its obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of any Transaction Documents.

(g)          No proceeds of any purchase or reinvestment will be used (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (iii) for the purpose, whether immediate, incidental or ultimate, that violates applicable Law, including Regulation U or X issued by the Board of Governors of the Federal Reserve System of the United States.

(h)          Immediately prior to the purchase by the Banks, the Seller is the legal and beneficial owner of the Receivables and Related Security free and clear of any Adverse Claim; the Agent, on behalf of the Banks, shall acquire on the Effective Date and thereafter shall continue to have a valid and perfected first priority security interest in each Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising under the Transaction Documents). No effective financing statement or other instrument similar in effect covering any Contract or any Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement, those filed by the Seller pursuant to the Secondary Purchase Agreement, and those filed by the Parent pursuant to the Initial Purchase Agreement. Each Receivable characterized in any Servicer Report or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Servicer Report or other statement, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(i)          Each Servicer Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent or the Banks at such time) as of the date so furnished, or, as applicable, as of a date certain specified in such report, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

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(j)          The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address or addresses referred to in Section 5.01(b). The Seller is located in the jurisdiction of organization set forth in Schedule IV hereto for purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of organization of the Seller in which a UCC financing statement is required to be filed in order to perfect the security interest granted by the Seller hereunder is set forth in Schedule IV hereto (in each case as such Schedule IV may be amended from time to time pursuant to Section 5.01(b)).

(k)          The names and addresses of all the Deposit Banks, together with the post office boxes and account numbers of the Lock-Boxes and Deposit Accounts of the Seller at such Deposit Banks, are as specified in Schedule I hereto, as such Schedule I may be amended from time to time pursuant to Section 5.01(g). The Lock-Boxes and Deposit Accounts are the only post office boxes and accounts into which Collections of Receivables are deposited or remitted. The Seller has delivered to the Agent a fully executed Deposit Account Control Agreement with respect to each Deposit Account and any associated Lock-Boxes. All Obligors have been instructed to make payment to a Deposit Account held in the name of “Fountain City Finance, LLC” or have received updated instructions, as necessary, indicating that the name for the Deposit Account has changed to “Fountain City Finance, LLC”. Only Collections are deposited into the Deposit Accounts.

(l)          The Seller is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(m)          The Seller is not known by and does not use any tradename or doing-business-as name.

(n)          The Seller was formed on May 15, 2009, and the Seller has not engaged in any business activities other than those permitted under its governing documents and the Existing Agreement prior to the date of this Agreement. The Seller has no Subsidiaries.

(o)          On the date of each purchase hereunder by the Banks, the Seller is Solvent before and will be Solvent after giving effect to such purchase.

(p)          With respect to each Receivable, the Seller (i) shall have received such Receivable as a contribution to the capital of the Seller by the Parent or (ii) shall have purchased such Receivable from the Parent in exchange for payment (made by the Seller to the Parent in accordance with the provisions of the Secondary Purchase Agreement) of cash in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Parent to the Seller.

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(q)          The Seller has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with GAAP).

(r)          No event has occurred and is continuing and no condition exists, or would result from any incremental purchase or application of proceeds therefrom, which constitutes an Event of Termination or an Incipient Event of Termination.

(s)          No transaction contemplated hereby or by the Secondary Purchase Agreement requires compliance with any bulk sales act or similar Law.

(t)          Since May 24, 2007, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement. It has at all times complied with the Credit and Collection Policy in all material respects with regard to each Receivable.

(u)          Each employee benefit plan sponsored, maintained or contributed to by the Seller or any ERISA Affiliate which plan is tax qualified under Section 401(a) of the Code is in compliance in all respects with the applicable provisions of ERISA, the Code and any regulations and published interpretations thereunder or, if not, any such non-compliance does not have a Material Adverse Effect. Neither the Seller nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would have a Material Adverse Effect. Neither the Seller nor any ERISA Affiliate sponsors, maintains, makes contributions to, is obligated to make contributions to, or, during the preceding six (6) plan years, has made or been obligated to make contributions to, a Multiemployer Plan.

(v)         The Seller has at all times complied with the covenants and obligations set forth in its governing documents and herein (including but not limited to Section 4.02).

(w)          (i) The transactions contemplated by the Transaction Documents constitute a “Permitted Securitization Transaction” (as defined in the Credit Agreement), and are not prohibited by the Credit Agreement as in effect on each date as of which this representation is made and (ii) it has not entered into any transactions which are prohibited by the Credit Agreement as in effect on each date as of which this representation is made.

(x)          The Seller is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

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(y)          The Seller is in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of the Purchase Price will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(z)          Each of the representations and warranties made by the Seller contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Agent and the Banks as if the same were set forth in full herein.

SECTION 4.02         Representations and Warranties of the Servicer. The Servicer hereby represents and warrants as follows:

(a)          The Servicer (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (ii) has all corporate power and, unless the failure to do so would not have a Material Adverse Effect, has all licenses, authorizations, consents and approvals of all Official Bodies required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted, and (iii) is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified unless the failure to so qualify would not have a Material Adverse Effect.

(b)          The execution, delivery and performance by the Servicer of this Agreement and any other documents to be delivered by it hereunder (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Servicer’s charter or by-laws, (2) any Law applicable to the Servicer, (3) any contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. This Agreement has been duly executed and delivered by the Servicer.

(c)          No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Servicer of this Agreement or any other document to be delivered by it hereunder.

(d)          This Agreement constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity).

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(e)          The principal place of business and chief executive office of the Servicer and the office where the Servicer keeps its records concerning the Receivables are located at the address or addresses referred to in Schedule III.

(f)          The Servicer is not in violation of any order of any Official Body. There is no pending or threatened action, investigation or proceeding affecting the Servicer or any of its Subsidiaries before any Official Body which could reasonably be expected to result in a Material Adverse Effect.

(g)          Each Receivable characterized in any Servicer Report as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the last day of the reporting period covered by such Servicer Report, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(h)          Each Servicer Report (if prepared by the Servicer or one of its Affiliates, or to the extent that information contained therein is supplied by the Servicer or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by the Servicer to the Agent or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent or the Banks at such time) as of the date so furnished, or, as applicable, as of a date certain specified in such report, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(i)          The Servicer has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with GAAP).

(j)          No event has occurred and is continuing and no condition exists, or would result from an incremental purchase in respect of the Receivable Interest, or from the application of the proceeds therefrom, which constitutes a Servicer Default.

(k)          The Servicer is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(l)          The Servicer will promptly notify the Agent of any amendment, modification or supplement to the Credit Agreement.

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(m)          The Servicer is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(n)          The Servicer is in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)).

(o)          Each of the representations and warranties made by the Servicer contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Agent and the Banks as if the same were set forth in full herein.

SECTION 4.03         Representations and Warranties of the Parent. The Parent hereby represents and warrants as follows:

(a)          For purposes of Section 9-307 of the UCC as in effect in the State of New York, each Originator is located in the jurisdiction of its respective organization set forth in Schedule IV hereto; and the office in the jurisdiction of organization of each Originator in which a financing statement is required to be filed in order to perfect the security interest granted by such Originator (other than the Parent) under the Initial Purchase Agreement and the Parent under the Secondary Purchase Agreement is set forth in Schedule IV hereto. The principal place of business and chief executive office of each Originator and the office where each Originator keeps its records concerning the Receivables are located (and have been located for the five years prior to the date of this Agreement) at the address or addresses set forth in Schedule IV hereto. No Originator has changed its name during the five years prior to the date of this Agreement, except as set forth in Schedule IV hereto.

(b)          On the date of each purchase or reinvestment, (i) Parent shall have sold or contributed to Seller all Receivables owned by Parent, whether generated by Parent or acquired by Parent from another Originator pursuant to the Initial Purchase Agreement, and (ii) each Originator shall have sold to Parent all Receivables owned by such Originator.

(c)          With respect to each Receivable purchased by Seller from Parent or acquired by Seller from Parent as a contribution to the capital of the Seller, in each case, pursuant to the Secondary Purchase Agreement, the Parent shall have (i) generated such Receivable itself or (ii) purchased such Receivable from the Originator thereof (or, in the case of the Closing Date Receivables, from Fountainview) in exchange for payment (made by the Parent to such Originator in accordance with the provisions of the Initial Purchase Agreement and, with respect to the Closing Date Receivables, made by the Parent to Fountainview in accordance with the Bill of Sale) of cash or a return of capital in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by such Originator to the Parent.

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(d)          (i) The balance sheets of the Parent and its Subsidiaries as at the later of (A) December 31, 2008, and (I) the date of the most recent audited annual financial statements of the Parent delivered pursuant to Section 5.01(l)(ii), in each case, together with the related statements of income and retained earnings of the Parent and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of the Parent and its Subsidiaries as at such date and the results of the operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and (B) since such date there has been no material adverse change in the business, operations, property, prospects or financial or other condition of the Parent; it being understood that a breach of this clause (B) shall occur if the audited annual financial statements for any year shall show such a material adverse change from the audited annual financial statements for the immediately prior year.

(e)          None of the Originators is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(f)          Each of the Originators is in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of any purchase under any of the Transaction Documents will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(g)          Each of the representations and warranties made by the Parent contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Agent and the Banks as if the same were set forth in full herein.

ARTICLE V

COVENANTS

SECTION 5.01         Covenants of the Seller. Until the latest of the Facility Termination Date or the date on which all Obligations are paid in full:

(a)          Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable Laws and preserve and maintain its limited liability company existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not impair the collectibility of the Receivables or the ability of the Seller to perform its obligations under the Transaction Documents.

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(b)          Offices, Records, Name and Organization. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at the address of the Seller set forth on Schedule III hereto or, upon thirty (30) days’ prior written notice to the Agent, at any other locations within the United States. The Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Agent with at least thirty (30) days’ prior written notice thereof, together with an updated Schedule IV, and (ii) no later than the effective date of such change, all actions, documents and agreements reasonably requested by the Agent to protect and perfect the Agent’s interest in the Receivables, the Related Security and the other assets of the Seller in which a security interest is granted hereunder have been taken and completed. Upon confirmation by the Agent to the Seller of the Agent’s receipt of any such notice (together with an updated Schedule IV) and the completion or receipt of the actions, agreements and documents referred to in clause (ii) of the preceding sentence, Schedule IV hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Schedule IV accompanying such notice. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c)          Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and each related Contract.

(d)          Sales, Liens, Etc. Except for the ownership and security interests created hereunder in favor of the Agent, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Collateral, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

(e)          Extension or Amendment of Receivables. Except as provided in Section 6.02(c), the Seller will not (and will not permit the Servicer or any Originator to) extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)          Change in Business and Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, impair the collectibility of the Receivables or the ability of the Seller to perform its obligations under this Agreement.

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(g)          Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank, post office box or bank account as a Deposit Bank, Lock-Box or Deposit Account from those listed in Schedule I hereto, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box or Deposit Account, unless the Agent shall have received prior notice of such addition, termination or change (including an updated Schedule I) and a fully executed Deposit Account Control Agreement with each new Deposit Bank or with respect to each new Lock-Box or Deposit Account. Upon confirmation by the Agent to the Seller of the Agent’s receipt of any such notice and the related documents, Schedule I hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Schedule I accompanying such notice.

(h)          Deposits to Lock-Boxes and Deposit Accounts. The Seller will (or will cause the Servicer or the Originators to) instruct all Obligors to remit all their payments in respect of Receivables to Lock-Boxes or Deposit Accounts. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box or Deposit Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box or Deposit Account cash or cash proceeds other than Collections of Receivables. Each Deposit Account shall at all times be subject to a Deposit Account Control Agreement.

(i)          Amendment to Initial Purchase or Secondary Purchase Agreement. The Seller will not and will not permit the Parent or any Originator to amend, modify, or supplement the Initial Purchase Agreement or the Secondary Purchase Agreement or waive any provision thereof, in each case except with the prior written consent of the Agent.

(j)          Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Receivables with a legend or similar notation evidencing that Receivable Interests related to such Receivables have been sold in accordance with this Agreement.

(k)          Further Assurances. (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Banks or the Agent to exercise and enforce their respective rights and remedies under this Agreement.

(i)         The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Receivables and the Related Security and the Collections with respect thereto, which financing statements may describe the collateral covered thereby as “all assets of the Seller,” “all personal property of the Seller” or words of similar effect.

(l)          Reporting Requirements. The Seller maintains a system of accounting established and administered in accordance with GAAP and will provide to the Agent (in multiple copies, if requested by the Agent) the following:

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(i)          as soon as available, but in any event within the earlier of (i) the 60th day after the end of each of the first three fiscal quarters of each fiscal year of the Parent and (ii) the day that is five (5) Business Days after the date the Parent’s quarterly report on Form 10-Q is required to be filed with the SEC (including any extensions of such date granted by the SEC or automatically effective upon the filing of a notice with the SEC), a balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a statement of income and retained earnings of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter prepared in accordance with GAAP, certified by a Compliance Certificate signed by the chief financial officer of the Parent;

(ii)         as soon as available, but in any event within the earlier of (i) the 105th day after the end of each fiscal year of the Parent and (ii) the day that is five (5) Business Days after the date the Parent’s annual report on Form 10-K is required to be filed with the SEC (including any extensions of such date granted by the SEC or automatically effective upon the filing of a notice with the SEC), a copy of the annual report for such year for the Parent and its Subsidiaries, containing consolidated financial statements for such year audited by PriceWaterhouseCoopers or other independent public accountants acceptable to the Agent prepared in accordance with GAAP, all certified by a Compliance Certificate signed by the chief financial officer of the Parent;

(iii)        as soon as available and in any event concurrently with the delivery of the financial information required pursuant to clause (i) above and clause (ii) above, a balance sheet of the Seller as of the end of such quarter or year and a statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter or year, certified by a Compliance Certificate signed by the chief financial officer of the Seller;

(iv)        as soon as possible and in any event within five (5) days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(v)         promptly after the sending or filing thereof, copies of all reports that the Parent sends to any of its security holders, and copies of all reports and registration statements that the Parent or any of its Subsidiaries files with the SEC or any national securities exchange;

(vi)        promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $40,000,000;

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(vii)       at least thirty (30) days prior to any change in the name or jurisdiction of organization of any Originator or the Seller, a notice setting forth the new name or jurisdiction of organization and the effective date thereof;

(viii)      promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Initial Purchase Agreement or the Secondary Purchase Agreement;

(ix)         so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that (A) any Originator (other than the Parent) has stopped selling to the Parent, pursuant to the Initial Purchase Agreement, all newly arising Receivables, or (B) the Parent has stopped selling or contributing to the Seller, pursuant to the Secondary Purchase Agreement, all newly arising Receivables generated or acquired by the Parent;

(x)          promptly after receipt thereof, copies of all notices received by the Seller from the Parent under the Secondary Purchase Agreement and all notices received by the Parent from the Originators under the Initial Purchase Agreement;

(xi)         within ten (10) Business Days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment. Within five (5) Business Days after the earlier of the date on which the Seller knows or the date on which the Seller receives notice of any change in the Servicer’s, the Seller’s or any Originator’s public or private debt ratings by any Rating Agency, if any, a written notice disclosing the Servicer’s, the Seller’s or such Originator’s public or private debt ratings as communicated to the Seller after giving effect to any such change;

(xii)        within five (5) Business Days of any change in the independent public accountants or any material change (other than as a result of the application of a change in standards by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or GAAP) in accounting policy of the Seller, the Parent or the Originators, written notice of such change providing reasonable detail regarding any replacement independent public accountants or such material change in accounting policy;

(xiii)       promptly upon request from the Agent therefor, financial statements (if any) for each Deemed Non-Affiliate for the most recently ended fiscal year of each such Deemed Non-Affiliate audited by PriceWaterhouseCoopers or other independent public accountants acceptable to the Agent prepared in accordance with GAAP; provided that the Seller shall only be required to provide to the Agent financial statements for any Deemed Non-Affiliate under this clause (xiii) if and when such financial statements are prepared;

(xiv)      copies of Contracts related to designated groups of Obligors as requested by the Agent (on which Contract the name of the Obligor and all confidential information shall be redacted as necessary under the related agreements or as deemed necessary by the Seller or the Parent); and

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(xv)       such other information respecting the Receivables, related Contracts or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (v) of this Section 5.01(l) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet at www.dstsystems.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that the Seller shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii) and (v) of this Section 5.01(l) to the Agent or any Bank who requests the Seller to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Bank, as applicable.

(m)          Sale Treatment. The Seller shall not (i) record in its books (other than for accounting and tax purposes), or otherwise treat the transactions contemplated by the Secondary Purchase Agreement in any manner other than as a sale of Receivables by the Parent to the Seller, or (ii) record in its books (other than for tax or accounting purposes) or otherwise treat (other than for tax purposes) the transactions contemplated hereby in any manner other than as a sale of the Receivables by the Seller to the Agent on behalf of the Banks. In addition, the Seller shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and by the Secondary Purchase Agreement and the interest of the Seller (in the case of any Originator’s financial statements) and the Agent, on behalf of the Banks. Notwithstanding anything to the contrary herein, each of the parties hereto hereby understands and agrees that for accounting purposes, the Seller may be consolidated with any Affiliates of the Parent.

(n)          Separateness. (i) The Seller shall at all times maintain at least one independent director who (w) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Seller, Originator or any Other Company (other than a special purpose finance company that is a Subsidiary of the Parent), (x) is not a current or former officer or employee of the Seller, (y) is not a stockholder of Parent or any Other Company or any of their respective Affiliates, and (z) is reasonably acceptable to the Agent.

(i)         The Seller shall not direct or participate in the management of any of the Other Companies’ operations or of any other Person’s operations.

(ii)        The Seller shall conduct its business from an office separate from that of the Other Companies and any other Person (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms and a mailing address and, if applicable, a telephone number separate from that of the Other Companies and any other Person.

(iii)        The Seller shall at all times be adequately capitalized in light of its contemplated business.

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(iv)         The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(v)        The Seller shall maintain its assets and transactions separately from those of the Other Companies and any other Person and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies and any other Person. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Companies and any other Person. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies or any other Person.

(vi)       The Seller shall not maintain any joint account with any Other Company or any other Person or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company or any other Person.

(vii)      The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or any other Person or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company or any other Person.

(viii)         The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies or any other Person.

(ix)          The Seller shall hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

(x)         The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements and amendments thereto, with respect to all assets purchased from any of the Other Companies.

(xi)        The Seller shall not engage in any transaction with any of the Other Companies or any other Person, except as permitted by this Agreement and as contemplated by the Secondary Purchase Agreement.

(xii)       The Seller shall comply with (and cause to be true and correct) (A) each of the facts and assumptions contained in the section captioned “Assumptions of Fact” of the non-substantive consolidation opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and (B) each of the facts and assumptions in the section captioned “Facts and Assumptions” of the DST Systems, Inc. Transaction - True Sale opinion of Skadden, Arps, Slate, Meagher & Flom LLP, each delivered pursuant to Section 3.01(h) and designated as Annex C to this Agreement.

(o)          Secondary Purchase Agreement. The Seller will not amend, waive or modify any provision of the Secondary Purchase Agreement or waive the occurrence of any “Event of Termination” under the Secondary Purchase Agreement or consent to any assignment by the Parent of its rights and obligations thereunder, without in each case the prior written consent of the Agent. The Seller will perform all of its obligations under the Secondary Purchase Agreement in all material respects and will promptly enforce the Secondary Purchase Agreement in accordance with its terms in all material respects and deliver consents, approvals, directions, notices, waivers and take other actions under the Secondary Purchase Agreement as may be directed by the Agent.

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(p)          Ownership Interest, Etc. The Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Receivables, the Related Security and proceeds with respect thereto, and a first priority perfected security interest in the Receivable Interest, in each case free and clear of any Adverse Claim, in favor of the Agent for the benefit of the Banks, including taking such action to perfect, protect or more fully evidence the interest of the Agent, as the Agent may reasonably request.

(q)          Nature of Business. The Seller will not engage in any business other than the purchase or acquisition of Receivables, Related Security and Collections from the Parent and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

(r)          Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or Capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Secondary Purchase Agreement.

(s)          Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of membership interests of the Seller, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any class of membership interests of the Seller or any warrants, rights or options to acquire any such membership interests, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash distributions on its membership interests to its members so long as (i) no Event of Termination or Incipient Event of Termination shall then exist or would occur as a result thereof, (ii) such distributions are in compliance with all applicable Law including the limited liability company law of the state of Seller’s formation, (iii) such distributions have been approved by all necessary and appropriate limited liability company action of the Seller, and (iv) after giving effect to such distribution, the Seller will be Solvent and the payment of such distribution will not delay or impair the ability of the Seller to pay the Obligations.

(t)          Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement.

(u)          Acquisition of Receivables. The Seller will not acquire any Receivables other than through, under, and pursuant to the terms of, the Secondary Purchase Agreement.

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(v)         Notice of Amendment. The Seller will promptly notify the Agent of any amendment, modification or supplement to the Credit Agreement.

(w)          Limited Liability Company Agreement. For so long as this Agreement is in effect, the Seller will not amend its limited liability company agreement without the prior written consent of the Agent.

SECTION 5.02         Covenants of the Seller, the Originators and the Parent; Audits. (a) Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Banks or the Agent are paid in full, the Seller and each Originator will, at their respective expense, from time to time during regular business hours as requested by the Agent, permit the Agent or its agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or such Originator, as the case may be, relating to Receivables and the Related Security, including, without limitation, the Contracts, and (ii) to visit the offices and properties of the Seller or such Originator, as the case may be, for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s or such Originator’s performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller or such Originator, as the case may be, having knowledge of such matters.

(b)          The Parent, on its own behalf and on behalf of the Agent and the Banks, will promptly enforce all covenants and obligations of each Originator contained in the Initial Purchase Agreement. The Parent will deliver consents, approvals, directions, notices, waivers and take other actions under the Initial Purchase Agreement as may be directed by the Agent.

(c)          Upon the Agent’s request from time to time, the Servicer, on behalf of the Seller, will appoint an independent audit and consulting firm specializing in securitization transactions selected by the Agent to conduct an Audit and prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) in a form reasonably requested by the Agent and within the scope of the agreed upon procedures set forth on Annex H. The expense of one Audit in each calendar year shall be borne by the Seller; provided, however, that after the occurrence and during the continuance of an event which but for notice or lapse of time or both would constitute a Servicer Default, or after the occurrence and during the continuance of an Incipient Event of Termination or an Event of Termination, or following an audit report indicating an audit deficiency, the expense of any additional Audits as the Agent shall deem necessary under the circumstances shall be borne by the Servicer.

(d)          Within three (3) Business Day after the earlier of the date on which the Servicer or an Originator knows or the date on which the Servicer or such Originator receives notice of any change in the Servicer’s or such Originator’s public or private debt ratings by any Rating Agency, if any, the Servicer or such Originator shall provide to the Seller a written notice disclosing the Servicer’s or such Originator’s public or private debt ratings as communicated to them after giving effect to any such change.

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(e)          Within one (1) Business Day after the revision of the OPA Discount or the PCA Discount in accordance with the terms of the Initial Purchase Agreement or the Secondary Purchase Agreement, respectively, the Parent shall provide to the Agent a written notice disclosing such revision and the reason for such revision.

(f)          For each Acquisition of Property that would have contributed 7.5% or more of Consolidated EBITDA for the preceding four fiscal quarters for which financial statements have been delivered to the Lenders (had such Property been acquired on the first day of the relevant period), the Parent shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis there would not have occurred an Event of Default under Section 7.0l(n)(i) or (ii) as of the most recent fiscal quarter end with respect to which the Agent has received the Required Financial Information.

ARTICLE VI

ADMINISTRATION AND COLLECTION
OF RECEIVABLES

SECTION 6.01         Designation of Servicer. The servicing, administration and collection of the Receivables shall be conducted by the Servicer so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Servicer following a Servicer Default, the Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Agent may, upon the occurrence of a Servicer Default, designate as Servicer any Person (including itself) to succeed the Parent or any successor Servicer, if such Person shall consent and agree to the terms hereof. The Servicer may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Receivables. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Servicer.

SECTION 6.02         Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Servicer, from time to time designated pursuant to Section 6.01, as agent for themselves and for the Banks to enforce their respective rights and interests in the Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in accordance with the Credit and Collection Policy.

(b)          The Servicer shall administer the Collections in accordance with the procedures described in Section 2.04.

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(c)  If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Parent, while it is the Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Parent deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any related Contract; provided that the classification of any such Receivable as a Delinquent Receivable or Defaulted Receivable shall not be affected by any such extension or Contract amendment or modification.

(d)  The Servicer shall hold in trust for the Seller and each Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Receivables. The Servicer shall mark the Seller’s master data processing records evidencing the Receivables with a legend or other similar notation, acceptable to the Agent, evidencing that Receivable Interests therein have been sold and that the Agent has an interest therein.

(e)  The Servicer shall, as soon as practicable (an in any event within two Business Days) following receipt, identify, remove from any Deposit Account and turn over to the Person entitled thereto any cash collections or other cash proceeds received that are not otherwise allocable to any Receivable.

(f)  The Servicer shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Banks pursuant to Section 2.04.

(g)  Prior to the fifteenth (15th) Business Day of each month (each a “Reporting Date”), the Servicer shall prepare and forward to the Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month.

The Servicer shall transmit Servicer Reports to the Agent concurrently by facsimile and by electronic mail (each an “E-Mail Servicer Report”). Each E-Mail Servicer Report shall be (A) formatted as the Agent may designate from time to time and shall be digitally signed and (B) sent to the Agent at an electronic mail address designated by the Agent.

SECTION 6.03            Certain Rights of the Agent. (a) The Seller hereby transfers to the Agent control of the Lock-Boxes and Deposit Accounts to which the Obligors of Receivables shall make payments. The tax identification number associated with the Deposit Accounts shall be that of the Seller.

(b)  At any time following the occurrence and during the continuance of a Transfer Event the Agent is authorized to deliver instructions to the Deposit Banks regarding disposition of funds in the Deposit Accounts, and in addition, the Agent may notify the Obligors of Receivables, at the Seller’s expense, of the ownership of Receivable Interests under this Agreement.

(c)  At any time following (x) the designation of a Servicer other than the Parent pursuant to Section 6.01 or (y) an Incipient Event of Termination of the type described in Section 7.01(g) or (z) any Event of Termination:

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(i)  The Agent may direct the Obligors of Receivables that all payments thereunder be made directly to the Agent or its designee.

(ii)  At the Agent’s request and at the Seller’s expense, the Seller shall notify each Obligor of Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

(iii)  At the Agent’s request and at the Seller’s expense, the Seller and the Servicer shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

(iv)  The Seller authorizes the Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Receivables and enforcing the Receivables and the Related Security and related Contracts.

SECTION 6.04           Rights and Remedies. (a) If the Servicer fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent’s costs and expenses incurred in connection therewith shall be payable by the Servicer.

(b)  The Seller and the Originators shall perform their respective obligations under the Contracts related to the Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Banks of their rights under this Agreement shall not release the Servicer or the Seller from any of their duties or obligations with respect to any Receivables or related Contracts. Neither the Agent nor the Banks shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

(c)  In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Initial Purchase Agreement or the Secondary Purchase Agreement, the provisions of Article VI of this Agreement shall control.

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SECTION 6.05           Further Actions Evidencing Purchases. Each Originator agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, each Originator will (i) upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests; and (ii) mark its master data processing records evidencing the Receivables with a legend or other notation acceptable to the Agent, evidencing that Receivable Interests therein have been sold. Each Originator authorizes the Seller or the Agent to file financing statements with respect to the Initial Purchase Agreement as permitted by the UCC. Parent authorizes the Seller or the Agent to file financing statements with respect to the Secondary Purchase Agreement as permitted by the UCC.

SECTION 6.06            Covenants of the Servicer and the Originators.

(a) Audits. The Servicer will, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Servicer, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Servicer relating to Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Receivables and the Related Security or the Servicer’s performance hereunder with any of the officers or employees of the Servicer having knowledge of such matters.

(b)  Change in Credit and Collection Policy. Neither the Servicer nor any Originator will make any change in the Credit and Collection Policy that would impair the collectibility of any Receivable or the ability of any Originator (if such Originator is acting as Servicer) to perform its obligations under this Agreement. In the event that the Servicer or any Originator makes any change to the Credit and Collection Policy, it shall, contemporaneously with such change, provide the Agent with an updated Credit and Collection Policy and a summary of all material changes.

(c)  Invoices. From and after the date of this Agreement, no Originator shall generate an invoice that contains a confidentiality provision that purports to restrict the right of the Agent or the Banks to review such invoice.

(d)   Amendments to Other Agreements. (i) The Servicer ( for so long as DST Systems, Inc. is Servicer or, alternatively, not the Servicer, then the Parent) will provide to the Agent copies of any proposed credit facility or Credit Agreement amendments, modifications or supplements. (ii) The Servicer and each of the Originators will not, for so long as the Agreement is in effect, without the Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), agree to, or agree to permit the Seller or any other Affiliate to, amend, or agree to permit any such Person to amend or consent to the amendment of (A) the definitions of “Permitted Securitization Transaction” and “Securitization Transaction” in Section 1.01 of the Credit Agreement so that the all or any part of the transaction contemplated by the Transaction Documents would be prohibited by the Credit Agreement or (B) the Credit Agreement in a manner that would cause the Servicer, any Originator or the Seller to breach any representation, warranty or covenant under this Agreement or any other Transaction Document.

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SECTION 6.07            Indemnities by the Servicer. Without limiting any other rights that the Agent, any Bank, any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, a “Special Indemnified Party”) may have hereunder or under applicable Law, and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

(i)  any representation or warranty made or deemed made by the Servicer pursuant to Section 4.02(g) hereof which shall have been incorrect in any respect when made or any other representation or warranty or statement made or deemed made by the Servicer under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii)  the failure by the Servicer to comply with any applicable Law with respect to any Receivable or Contract; or the failure of any Receivable or Contract to conform to any such applicable law, rule or regulation;

(iii)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any item of Collateral, whether at the time of any purchase or reinvestment or at any subsequent time;

(iv)  any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement;

(v)  the commingling of Collections of Receivables at any time by the Servicer with other funds;

(vi)  any action or omission by the Servicer reducing or impairing the rights of the Banks with respect to any Receivable or the value of any Receivable;

(vii)  any Servicer Fees or other costs and expenses payable to any replacement Servicer retained in accordance with Article VI, to the extent in excess of the Servicer Fees payable to the Servicer hereunder;

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(viii)  any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Servicer or its Affiliates (other than the Seller) in servicing, administering or collecting any Receivable; or

(ix)  the occurrence of any purchase or reinvestment under this Agreement on any date on which (after giving effect to such purchase or reinvestment) the Percentage Factor is greater than the Maximum Percentage Factor.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01            Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)  The Seller shall fail to make (i) any payment required under Section 2.04(e) or (ii) any payment of Capital required to be made by it under this Agreement or (iii) any payment of Yield or Fees required to be made by it under this Agreement and any such failure referred to in this clause (iii) shall not be remedied within one (1) Business Day of the due date; or

(b)  Any representation or warranty (unless such representation or warranty relates solely to one or more specific Receivables incorrectly characterized as Eligible Receivables and either (i) immediately following the removal of such Receivables from the Net Receivables Pool Balance the Percentage Factor is not greater than the Maximum Percentage Factor and the Aggregate Capital does not exceed the Purchase Limit or (ii) the Seller shall have made any required deemed Collection payment pursuant to Section 2.04(e) with respect to such Receivables) made or deemed made by the Seller or any Originator (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller or any Originator pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(c)  The Seller or any Originator shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than as referred to in Section 7.01(a) or clauses (ii) and (iii) of this Section 7.01(c)) or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Seller by the Agent, (ii) any covenant applicable to it contained in Sections 5.01(d), 5.01(g), 5.01(h), 5.01(i), 5.01(o) (first sentence only), 5.01(p), 5.01(q), 5.01(r), 5.01(s), 5.01(t) or 5.01(u) or (iii) any covenant or agreement contained in Section 5.02 on its part to be performed or observed and any such failure referred to in this clause (iii) shall remain unremedied for five (5) Business Days; or

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(d)  The Seller or any Originator shall fail to pay any principal of or premium or interest on any of its Debt which, in the case of the Seller, is outstanding in any principal amount, and in the case of an Originator, is outstanding in a principal amount of at least $40,000,000 in the aggregate, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable notice, cure or grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable notice, cure or grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (other than with respect to “Convertible Senior Debentures” as defined in the Credit Agreement); or

(e)  Any Servicer Default; or

(f)  This Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each applicable Receivable and the Related Security and Collections with respect thereto; or the security interest created pursuant to Section 2.11 shall for any reason cease to be a valid and perfected first priority security interest in the Collateral; or

(g)  The Seller or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or any Originator shall take any corporate or limited liability company action, as applicable, to authorize any of the actions set forth above in this subsection (g); or

(h)  As of the last day of any calendar month, either (i) the 3-month rolling average Default Ratio shall exceed 2.0%, (ii) the 3-month rolling average Delinquency Ratio shall exceed 3.0%, (iii) the 3-month rolling average Dilution Ratio shall exceed 8.0%, or (iv) the 3-month rolling average DSO shall exceed 65 days; or

(i)  The Percentage Factor shall on any Business Day be greater than the Maximum Percentage as of such date unless the Percentage Factor shall be reduced to an amount less than or equal to the Maximum Percentage Factor within two Business Days; or

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(j)  In the Agent’s reasonable judgment, there shall have occurred any event which would be reasonably likely to materially and adversely affect the collectibility of the Receivables or the ability of the Seller or any Originator to collect Receivables or otherwise perform its respective obligations under this Agreement and the other Transaction Documents; or

(k)  An “Event of Termination” or “Facility Termination Date” shall occur under the Initial Purchase Agreement or the Secondary Purchase Agreement, or any other “default” shall occur under any other Transaction Document (after giving effect to any applicable cure or grace periods), or the Initial Purchase Agreement, the Secondary Purchase Agreement or any other Transaction Document shall cease to be in full force and effect (or the Seller or any Originator shall state in writing that this Agreement, the Initial Purchase Agreement, the Secondary Purchase Agreement or any other Transaction Document shall cease to be in full force and effect or any provision thereof shall cease to be the valid and binding obligation of the Seller or any Originator, as the case may be); or

(l)  All of the outstanding membership interests of the Seller shall cease to be owned, directly or indirectly, by the Parent; or all of the outstanding Capital Stock and membership interests of any Originator shall cease to be owned, directly or indirectly, by the Parent; or

(m)  One or more judgments for the payment of money shall be rendered against (i) the Seller, in any amount, or (ii) any Originator or any of its Subsidiaries (other than the Seller) or any combination thereof, in an aggregate amount in excess of $40,000,000 (except, in each case, to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing), and, in each case, the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Seller or any Originator or any of their respective Subsidiaries to enforce any such judgment; or

(n)   (i) The Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent shall be greater than 3.25; or (ii) the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent shall be less than 4.00; provided that for each of clauses (i) and (ii) of this Section 7.01(n), the terms “Consolidated Leverage Ratio” and “Consolidated Interest Coverage Ratio”, together with each of the capitalized terms used to define such terms, shall have the meaning specified in Annex F; or

(o)   (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Seller or any Originator under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $40,000,000, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable cure or grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $40,000,000; or

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(p)  A Change of Control occurs with respect to the Parent or any other Event of Default under the Credit Agreement occurs (after the giving of any required notice and the expiration of any applicable cure or grace period); or

(q)  The Seller shall become required to register as an “investment company” under the Investment Company Act of 1940, as amended, or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the Investment Company Act of 1940; or

(r)  (i) Any action or proceeding is commenced by any party to the Credit Agreement claiming or asserting that the transactions contemplated by the Transaction Documents are prohibited by the Credit Agreement or (ii) the Parent has entered into any transactions which are prohibited by the Credit Agreement;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Banks or the Agent may declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (y) the Agent may declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), and (z) without limiting any right under this Agreement to replace the Servicer, if such Event of Termination is a Servicer Default, the Agent may designate another Person to succeed the Parent as the Servicer; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in Sections 7.01(f), 7.01(g) and 7.01(q), the Facility Termination Date and the Commitment Termination Date shall be deemed to have automatically occurred. Upon any such declaration or designation or upon such automatic termination, the Banks and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable Law, which rights and remedies shall be cumulative. Upon the occurrence of the Facility Termination Date, (i) no incremental purchases shall be made by the Banks (ii) all Collections shall be applied to reduce the Aggregate Capital in accordance with Section 2.04 and (iii) the Yield for all Receivable Interests shall accrue interest at the Default Rate.

ARTICLE VIII

THE AGENT

SECTION 8.01          Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Agent reserves the right, in its sole discretion (subject to Section 10.01), to agree to any amendment, modification or waiver of the provisions of this Agreement or any instrument or document delivered pursuant hereto, and also to exercise any rights and remedies available under this Agreement and the other Transaction Documents or pursuant to applicable Law. As to any matters not expressly provided for by this Agreement or the other Transaction Documents (including, without limitation, enforcement of this Agreement or the other Transaction Documents), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the other Transaction Documents or applicable Law.

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SECTION 8.02           Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Receivables as Servicer) or any other Transaction Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Seller, any Originator and the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Bank (whether written or oral) and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, any Originator or the Servicer or to inspect the property (including the books and records) of the Seller, any Originator or the Servicer; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03           Wells and Affiliates. The obligation of Wells to purchase Receivable Interests under this Agreement may be satisfied by Wells or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, Wells shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent. Wells and any of its Affiliates may generally engage in any kind of business with the Seller, the Servicer, any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Servicer any Originator or any Obligor or any of their respective Affiliates, all as if Wells were not the Agent and without any duty to account therefor to the other Banks.

SECTION 8.04           Bank’s Purchase Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

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SECTION 8.05           Indemnification of Agent. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Seller, the Servicer or any Originator), ratably according to the amount of its Bank Commitment (or, if the Bank Commitments have been terminated, then ratably according to the respective amounts of Capital of the Receivable Interests (or interests therein) owned by it), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Agent under this Agreement or the other Transaction Documents; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01            Indemnities by the Seller, the Parent and the Originators. Without limiting any other rights that the Agent, the Banks, any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable Law, the Seller, the Parent and each Originator, as applicable, hereby agrees to indemnify severally but not jointly each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any taxes excluded from indemnification under Section 2.10 of this Agreement. Without limiting or being limited by the foregoing, the Seller, the Parent and each Originator, as applicable, shall pay within ten (10) days of demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to it or resulting from its action or failure to act as follows:

(i)  the characterization in any Servicer Report or other written statement made by or on behalf of the Seller of any Receivable as an Eligible Receivable or as included in the Net Receivables Pool Balance which, as of the date of such Servicer Report or other statement, is not an Eligible Receivable or should not be included in the Net Receivables Pool Balance;

(ii)  any representation or warranty or statement made or deemed made by the Seller, the Parent (including, the Parent or any of its Affiliates in the capacity as the Servicer) or any Originator (or any of their respective officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any material respect when made;

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(iii)  the failure by the Seller, the Parent (including, the Parent or any of its Affiliates in the capacity as the Servicer) or any Originator to comply with any applicable Law with respect to any Receivable or the related Contract; or the failure of any Receivable or the related Contract to conform to any such applicable Law; or the sale of any Receivable under this Agreement in violation of any applicable Law;

(iv)  the failure to vest in the Agent, for the benefit of the Banks, a perfected security interest in the Collateral free and clear of any Adverse Claim;

(v)  the failure to have filed, or any delay in filing, financing statements or amendments or termination statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any item of Collateral, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller acting as Servicer);

(vii)  any failure of the Seller or the Servicer to perform its duties or obligations in accordance with the provisions hereof and of the other Transaction Documents, or to perform its duties or obligations (if any) under the Contracts;

(viii)  any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix)  the commingling of Collections of Receivables by the Seller at any time with other funds;

(x)  any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract (including, without limitation, in connection with the preparation of a defense or appearing as a third party witness in connection therewith and regardless of whether such investigation, litigation or proceeding is brought by the Seller, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto);

(xi)  any failure of the Seller to comply with its covenants contained in this Agreement or any other Transaction Document; or

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(xii)  any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller in servicing, administering or collecting any Receivable; or

(xiii)  the transfer of an interest in any Receivable other than an Eligible Receivable;

(xiv)  the failure of the Seller, any Originator or the Parent to pay when due any sales, excise or personal property taxes payable in connection with any of the Receivables;

(xv)  any repayment by any Indemnified Party of any amount previously distributed in reduction of Capital which such Indemnified Party believes in good faith is required to be made;

(xvi)  failure of any Deposit Bank to remit any amounts held in the Deposit Accounts or any related Lock-Boxes pursuant to the instructions of the Servicer, the Seller, any Originator or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Deposit Account Control Agreement) whether by reason of the exercise of set off rights or otherwise;

(xvii)  any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller, any Originator or the Parent to qualify to do business or file any notice of business activity report or any similar report in such state;

(xviii)  any attempt by any Person to void, rescind or set aside any transfer by any Originator to the Parent or the Parent to the Seller of any Receivable or Related Security under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(xix)  any action taken by the Seller, any Originator, or the Servicer (if such action is performed by the Parent acting as the Servicer or any Affiliate or designee of the Parent) or any of their Affiliates in the enforcement or collection of any Receivable; or

(xx)  the use of the proceeds of any purchase or reinvestment by the Seller.

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ARTICLE X

MISCELLANEOUS

SECTION 10.01          Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller, any Originator or the Servicer therefrom shall be effective unless in a writing signed by the Agent, as agent for the Banks (and, in the case of any amendment, also signed by the Seller and the Originators; provided, however, that the signatures of the Seller and the Originators shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not an Originator or an Affiliate of an Originator or a successor Servicer is designated by the Agent pursuant to Section 6.01), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the Agent, affect the rights or duties of the Servicer under this Agreement; and provided, further, that the Agent shall not:

(a)  without the prior written consent of each Bank:

(i)  amend the definitions of Eligible Receivable, Delinquent Receivable, Defaulted Receivable, Net Receivables Pool Balance or increase the then existing Concentration Limit; or

(ii)  amend, modify or waive any provision of this Agreement in any way which would:

(A)         reduce the amount of Capital or Yield that is payable on account of any Receivable Interest or delay any scheduled date for payment thereof; or

(B)          impair any rights expressly granted to an assignee or participant under the Agreement; or

(C)          reduce fees payable by the Seller to the Agent or to Wells which relate to payments to the Banks or delay the dates on which such fees are payable; or

(D)          modify any provisions relating to the Aggregate Loss and Dilution Reserve or the Yield and Fee Reserve so as to reduce the amount of such Reserves; or

(iii)   amend or waive the Event of Termination relating to the bankruptcy of the Seller or any Originator or amend or waive the Servicer Default relating to the bankruptcy of the Servicer; or

(iv)  amend this Agreement to extend the Commitment Termination Date; or

(b)  increase the Bank Commitment of any Bank without the prior written consent of such Bank.

Notwithstanding any other provision of this Section 10.01, Schedules I and IV hereto may be amended in accordance with the procedures set forth in Sections 5.01(g) and 5.01(b), respectively. No failure on the part of the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

66	Receivables Purchase Agreement

SECTION 10.02          Notices, Etc.     All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 10.03          Assignability.   (a) This Agreement and the Banks’ rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Banks and their successors and assigns to one or more Eligible Assignees with the Seller’s consent, which shall not be unreasonably withheld, delayed or conditioned; provided, that the Seller’s consent shall not be required if there shall exist an Event of Termination. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to the Seller, Servicer or any Originator, including the Receivables, furnished to such assignor by or on behalf of the Seller, Servicer, any Originator or by the Agent; provided that, prior to any such disclosure, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 10.06 hereof. Upon and to the extent of such assignment by a Bank to an Eligible Assignee, (i) such Eligible Assignee shall be the owner of the assigned portion of the Capital, (ii) such Eligible Assignee shall assume all (or the assigned or assumed portion) of the assignor Bank’s obligations hereunder or any other Transaction Document, and the assignor Bank shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the assignor Bank and such Eligible Assignee shall be several and not joint, (iii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (iv) if requested by the Agent, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent may reasonably request to evidence and give effect to the foregoing.

(b)  Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it); provided, however, that:

(i)  each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(ii)  the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $20,000,000 and (y) all of the assigning Bank’s Bank Commitment; and

(iii)  the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $2,500.

67	Receivables Purchase Agreement

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Bank hereunder and (y) the assigning Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c)  The Agent shall maintain at its address referred to in Section 10.02 of this Agreement a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Bank Commitment of, and aggregate outstanding Capital of Receivable Interests or interests therein owned by, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Originators, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Originators or any Bank at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank and an Eligible Assignee, the Agent shall, if such Assignment and Acceptance Agreement has been completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.

(d)  Notwithstanding any other provision of this Section 10.03, any Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to secure obligations of such Bank to a Federal Reserve Bank, without notice to or consent of the Seller or the Agent; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder, or substitute any such pledgee or grantee for such Bank as a party hereto.

(e)  [Reserved].

(f)  This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns; provided, however, that the Agent agrees that it will not assign such rights and obligations to any Person other than an Affiliate of Wells unless:

(i)  the Agent determines that continued service by it (or its Affiliate) as Agent hereunder would be inconsistent with, or otherwise disadvantageous under, applicable legal, tax or regulatory restrictions; or

(ii)  there shall have occurred (x) an Incipient Event of Termination of the type described in Section 7.01(g) or (y) any Event of Termination, which shall be continuing; or

68	Receivables Purchase Agreement

(iii)  the Seller shall have consented to such assignment (such consent not to be unreasonably withheld or delayed).

(g)  Neither the Seller nor any of the Originators may assign their respective rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

(h)  The Banks may, without the consent of the Seller, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Receivable Interests); provided that following the sale of a participation under this Agreement (i) the obligations of the Banks shall remain unchanged, (ii) the Banks shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Seller, the Agent, and the Banks shall continue to deal solely and directly with the Banks in connection with the Banks’ rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that the Banks will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of Capital or Yield that is payable on account of any Receivable Interest or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Seller to the Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Seller acknowledges and agrees that the Bank’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.08, 2.09, 2.10, 6.07, 9.01 and 10.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Bank shall be deemed also to include those of its Participants; provided that the Seller shall not be required to pay higher costs, expenses and indemnification amounts pursuant to this sentence than would be required to be paid by the Seller in the absence of the sale of any participation by the Banks to a Participant as contemplated by this Section 10.03(h). The Banks or the Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Seller, Servicer or any Originator, including the Receivables, furnished to the Banks or the Agent by or on behalf of the Seller; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 10.06 hereof.

SECTION 10.04          Costs and Expenses.      In addition to the rights of indemnification granted under Sections 9.01 and 9.02 hereof, the Seller agrees to pay on demand (i) all reasonable costs and expenses incurred in connection with periodic auditing and the other activities contemplated pursuant to Section 5.02, (ii) all reasonable costs and expenses incurred in connection with the preparation, execution, delivery and administration of this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and the Banks with respect thereto and with respect to advising the Agent and the Banks as to their rights and remedies under this Agreement, (iii) all reasonable pre-closing due-diligence expenses, and (iv) all costs and expenses (including reasonable counsel fees and expenses) of the Agent and the Banks in connection with the enforcement of this Agreement and the other Transaction Documents.

69	Receivables Purchase Agreement

SECTION 10.05         Waiver of Consequential Damages.   Each of the Servicer, the Seller and each Originator agree that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 10.06         Confidentiality.     (a) The Seller, the Originators and the Servicer each agrees not to disclose to any person or entity the terms of this Agreement, the Fee Agreement and the related Transaction Documents (including, without limitation, the amount or terms of any fees payable to Wells or its Affiliates in connection with the Transaction), the proposal or structure of the Transaction, any related structures developed by Wells for the Seller or the Originators, any related analyses, computer models, information or documents, any written or oral reports from Wells or its Affiliates to the Seller, the Originators or the Servicer or any related written information concerning the Transaction (collectively, the “Product Information”), except that such Product Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Applicable Sell Side Representatives”) who have a need to know the Product Information in connection with the transaction and who either (A) agree to be bound by the provisions of this Section 10.06 or (B) owe a duty of trust or confidentiality to the Seller, the Originators or the Servicer, (ii) in connection with any action or proceeding related to, or the exercise of any remedies under, the transaction, this Agreement or the other Transaction Documents, (iii) to the extent required by applicable Law, subpoena or other legal process or (iv) to any other person or entity with Wells’ prior written consent; provided, that Product Information shall not include information that (x) is or becomes publicly available other than through a breach of this Agreement or any other Transaction Document, or (y) was or becomes available to the receiving party on a non-confidential basis from a source that is not known to such receiving party to be subject to a confidentiality agreement with Wells or its Affiliates. Each of the Seller, the Originators and the Servicer will be responsible for any failure of any of their Applicable Sell Side Representatives to comply with the provisions of this Section 10.06.

70	Receivables Purchase Agreement

(b)  Each Bank and the Agent agrees not to disclose to any person or entity the confidential or proprietary information of the Seller, Originators, the Servicer or the Obligors furnished to such Bank or the Agent in connection with the Transaction (the “Sell Side Information”), except (i) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Applicable Investor Side Representatives”) who have a need to know the Sell Side Information in connection with the Transaction or to properly manage each Bank or the Agent and their respective Affiliates’ banking relationships with the Seller, Originators or the Servicer and their respective Affiliates and who either (A) agree to be bound by the provisions in this Section 10.06 or (B) owe a duty of trust or confidentiality to such Bank or the Agent, (ii) in connection with any action or proceeding related to, or the exercise of any remedies under, the Transaction, such banking relationships, this Agreement or the other Transaction Documents, (iii) to the extent required by applicable Law, subpoena or other legal process, (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over such Bank or the Agent or such Applicable Investor Side Representative, and (v) to any other person or entity with the Seller’s prior written consent; provided that Sell Side Information shall not include information that (i) is or becomes publicly available other than through a breach of this Agreement or any other Transaction Document, or (ii) was or becomes available to the receiving party on a non-confidential basis from a source that is not known to such receiving party to be subject to a confidentiality agreement with the Seller. Such Sell Side Information will not, without the prior consent of the Servicer, be used by any Bank, the Agent or any Applicable Investor Side Representatives other than in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Banks or the Agent will be responsible for any failure of any of their Applicable Investor Side Representatives to comply with the provisions of this Section 10.06.

(c)  Notwithstanding any other provision herein or in any other Transaction Document, each Bank and the Agent hereby confirms that the Seller, each Originator and the Servicer (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction.

SECTION 10.07         GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO). EACH OF THE SELLER, EACH ORIGINATOR AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE SELLER, THE SERVICER AND EACH ORIGINATOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 10.07 SHALL AFFECT THE RIGHT OF THE AGENT OR THE BANKS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE SELLER, ANY ORIGINATOR OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

71	Receivables Purchase Agreement

SECTION 10.08          Execution in Counterparts; Integration.    (a)    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by a party hereto of an executed counterpart of this Agreement by facsimile or similar electronic means shall be deemed effective as delivery of the original executed counterpart by such party for purposes of execution hereof.

(b)            This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 10.09          Survival of Termination.   The provisions of Sections 2.08, 2.09, 2.10, 6.07, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.

SECTION 10.10          Consent to Jurisdiction.   (a)   Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the Seller, the Servicer and the Originators consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.10 shall affect the right of any Bank or the Agent to serve legal process in any other manner permitted by law.

SECTION 10.11         WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

SECTION 10.12         Federal Reserve.   Notwithstanding any other provision of this Receivables Purchase Agreement to the contrary, any Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any rights to payment of Capital and Yield) under this Agreement and any other Transaction Document to secure obligations of such Bank to a Federal Reserve Bank, without notice to or consent of the Seller, the Parent, any Originator, the Agent or any other party; provided, that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder, or substitute any such pledgee or grantee for such Bank as a party hereto.

72	Receivables Purchase Agreement

SECTION 10.13         PATRIOT Act.   The Parent, each Originator, the Servicer and the Seller are hereby notified that pursuant to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)), each of the Banks is required to obtain, verify and record information that identifies such Person and its Subsidiaries, which information includes the name and address of such Person and its Subsidiaries and other information that will allow such Lenders to identify such parties in accordance with such Act.

[Signature pages follow]

73	Receivables Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	FOUNTAIN CITY FINANCE, LLC

By:	/s/ Gregg Wm. Givens
Name: Gregg Wm. Givens
Title: President and Treasurer

PARENT:	DST SYSTEMS, INC.

By:	/s/ Gregg Wm. Givens
	Name:	Gregg Wm. Givens
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

SERVICER:	DST SYSTEMS, INC.

By:	/s/ Gregg Wm. Givens
	Name:	Gregg Wm. Givens
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Receivables Purchase Agreement]

ORIGINATORS:	DST SYSTEMS, INC.

By:	/s/ Gregg Wm. Givens
	Name:	Gregg Wm. Givens
	Title:	Senior Vice President & Chief Accounting Officer

DST OUTPUT, LLC
DST OUTPUT CENTRAL, LLC
DST OUTPUT EAST, LLC
DST OUTPUT WEST, LLC
DST TECHNOLOGIES, INC.
DST MAILING SERVICES, INC.
DST OUTPUT ELECTRONIC SOLUTIONS, INC.
DST WORLDWIDE SERVICES, LLC
DST RETIREMENT SOLUTIONS, LLC
ARGUS HEALTH SYSTEMS, INC.
DST DIRECT, LLC
DST HEALTH SOLUTIONS, LLC
DST GLOBAL SOLUTIONS NORTH AMERICA, LLC
DST BROKERAGE SOLUTIONS, LLC
FINIX PROFESSIONAL SERVICES, LLC
CONVERGE SYSTEMS, LLC
NEWKIRK PRODUCTS, INC.
LTM PUBLISHING, INC.
MCKAY HOCHMAN CO., INC.
THIRD PARTY EDUCATIONAL SYSTEMS, INC.
LATERAL GROUP NA, LLC
DST INTELLISOURCE, LLC
DST HEALTCARE HOLDINGS, INC.

By:	/s/ Gregg Wm. Givens
	Name:	Gregg Wm. Givens
	Title:	Treasurer

[Signature Page to Receivables Purchase Agreement]

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Vice President

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Vice President

Percentage: 100%

[Signature Page to Receivables Purchase Agreement]

SCHEDULE I

DEPOSIT ACCOUNTS AND LOCK-BOXES

[delivered separately]

S-II-1

SCHEDULE II

CREDIT AND COLLECTION POLICY

[DELIVERED SEPARATELY]

S-II-2

SCHEDULE III

ADDRESSES

Seller:	Fountain City Finance, LLC
333 West 11th Street
Kansas City, MO 64105
Attention: Gregg Wm. Givens
Facsimile No. 816-435-8630

Agent:	Wells Fargo Bank, National Association, as Agent
1100 Abernathy Road, N.E.
Suite 1500
Atlanta, GA 30328
Attention: William Rutkowski

Telephone: (770) 508-2180
Facsimile: (866) 972-3558
Email: WFCFReceivablesSecuritizationAtlanta@wellsfargo.com

Bank:	Same as Agent

Parent:	DST Systems, Inc.
333 West 11th Street
Kansas City, MO 64105
Attention: Gregg Wm. Givens
Facsimile No. 816-435-8630

S-III-1

Servicer:	DST Systems, Inc.
333 West 11th Street
Kansas City, MO 64105
Attention: Gregg Wm. Givens
Facsimile No. 816-435-8630

Originators:	DST Output, LLC
DST Output Central, LLC
DST Output East, LLC
DST Output West, LLC
DST Technologies, Inc.
DST Mailing Services, Inc.
DST Output Electronic Solutions, Inc.
DST Worldwide Services, LLC
DST Retirement Solutions, LLC
DST Brokerage Solutions, LLC
Finix Professional Services, LLC
Converge Systems, LLC
Lateral Group NA, LLC
DST Intellisource, LLC
333 West 11th Street, 5th Fl.
Kansas City, MO 64105
Attention: Gregg Wm. Givens
Facsimile No. 816-435-8630

Argus Health Systems, Inc.
1300 Washington Street
Kansas City, MO 64105
Attention: Gregg Wm. Givens
Facsimile No. 816-435-8630

DST Direct, LLC
601 Monroe Street
Jefferson City, MO 65101
Attention: Gregg Wm. Givens
Facsimile No. 816-435-8630

DST Health Solutions, LLC
DST Healthcare Holdings, Inc.
2400 Thea Drive
Harrisburg, P A 17110
Attention: Gregg Wm. Givens
Facsimile No. 717-703-6190

S-III-2

DST Global Solutions North America, LLC
2000 Crown Colony
Quincy, Massachusetts 02169
Attention: Gregg Wm. Givens
Facsimile No. 617-482-8878

Newkirk Products, Inc.
15 Corporate Circle
Albany, NY 12203
Attention: Gregg Wm. Givens
Facsimile No. 518-862-3399

LTM Publishing, Inc.
15 Corporate Circle
Albany, NY 12203
Attention: Gregg Wm. Givens
Facsimile No. 518-862-3399

McKay Hochman Co., Inc.
10 Park Place
Butler, NJ 07405
Attention: Gregg Wm. Givens
Facsimile No. 518-862-3399

Third Party Educational Systems, Inc.
43 Main Street, SE
Minneapolis, MN 55414
Attention: Gregg Wm. Givens
Facsimile No. 518-862-3399

DST Systems, Inc.
333 West 11th Street
Kansas City, MO 64105
Attention: Gregg Wm. Givens
Facsimile No. 816-435-8630

S-III-3

SCHEDULE IV
UCC INFORMATION

[DELIVERED SEPARATELY]

S-IV-1

SCHEDULE V

PERSONS DEEMED NOT TO BE AFFILIATES

Deemed Non-Affiliate	Applicable Person

Boston Financial Data Services, Inc.	Seller, Parent, Originators

International Financial Data Services Limited Partnership	Seller, Parent, Originators

S-V-1

ANNEX a-1

Form of Monthly Report

Annex A-1

Aging Information (Days Past Due)	
61	Current (Gross)
62	1-30 Days Past Due (Gross)
63	31-60 Days Past Due (Gross)
64	61-90 Days Past Due (Net of Finance Charges)
65	91-120 Days Past Due (Net of Finance Charges)
66	121+ Days Past Due (Gross)
67	**Total Agings**
68	Unapplied Credit
69	Unapplied Cash
70	**Total Unapplied Items**
71	**Total Agings**

	Portfolio Compliance	Ratio	Trigger	Compliance (Y/N)
72	3-mth Default Ratio Test		2.00%	
73	3-mth Delinquency Ratio Test		3.00%	
74	3-mth Dilution Ratio Test		8.00%	
75	3-mth DSO Trigger		65.0	
76	Non-Lockbox Receivable Ratio		5%	
77	Percentage Factor		100%	

Financial Covenant Compliance

	Level	Trigger	Compliance (Y/N)
Consolidated Leverage Ratio (Weekly)		3.00	
Consolidated Leverage Ratio (Event of Termination)		3.25	
Consolidated Interest Coverage Ratio (Weekly)		4.25	
Consolidated Interest Coverage Ratio (Event of Termination)		4.00	

Excess Concentration Calculation

	10 Largest Obligors	Balance	%	Limit	Excess
1					
2					
3					
4					
5					
6					
7					
8					
9					
10					
	Sub-Subtotal	$ -	0.00%		$ -

	Other Limits	Balance	%	Limit	Excess
1	#REF!				
2	#REF!				
3	#REF!				
	Sub-Subtotal				$ -

Total Excess Concentrations $ -

Certification

The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting with respect to outstanding Receivables as of _____________________, 20__, in accordance with the Amended and Restated Receivables Purchase Agreement dated as of May 15, 2014, as amended, restated or otherwise modified from time to time and that all representations and warranties related to such agreement are restated and reaffirmed.

DST SYSTEMS, INC., as Servicer

By:	Date:

Name: Gregg Wm. Givens
TITLE: Senior Vice President, Chief Financial Officer & Treasurer

Annex A-2

ANNEX B

Form of Deposit Account Control Agreement

[DELIVERED SEPARATELY]

Annex B-1

ANNEX C

Form of Opinion of Counsel to the Seller

[DELIVERED SEPARATELY]

Annex C-1

ANNEX D

Form of Assignment and Acceptance

----

Assignment and Acceptance Agreement

Dated _________, 20__

Reference is made to the Amended and Restated Receivables Purchase Agreement dated as of May 15, 2014, as further amended and/or restated to date (the “Agreement”) among Fountain City Finance, LLC, a Delaware limited liability company (the “Seller”), Wells Fargo Bank, National Association, a national banking association, as a bank (the “Bank”) and the agent (the “Agent”), DST Systems, Inc., a Delaware corporation, as Parent and Servicer, and each of the parties listed on Schedule III thereto as originators (collectively, the “Originators”). Terms defined in the Agreement are used herein with the same meaning.

____________________ (in [each of its capacities/its capacity] as Bank [and Agent], the “Assignor”) and ______________________ (the “Assignee”) agree as follows:

1.               Purchase and Sale of Interest. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement, the Initial Purchase Agreement, the Secondary Purchase Agreement, the Deposit Account Control Agreement, all amendments and waivers to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto (collectively, the “Transaction Documents”) as of the date hereof equal to the percentage interest (the “Percentage”) specified on the signature page hereto of all outstanding rights and obligations under the Transaction Documents. After giving effect to such sale and assignment (and any other sales and assignments by the Assignor which are effective concurrently), the Bank Commitment of the Assignor and the Assignee and the amount of the Capital held by the Assignor and the Assignee will be as set forth in Section 2 of the signature pages hereto. As of the Effective Date, the Assignee shall [become/replace the Assignor as] [a/the] Bank [and Agent] under the Transaction Documents. As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as hereinafter defined) in immediately available funds an amount equal to $_________, representing the purchase price payable by the Assignee for the interests in the outstanding Receivable Interests sold and assigned to the Assignee under this Section 1.

2.                Representations and Warranties, Disclaimers and Confirmation of Consent of Assignor. The Assignor:

(a)              represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by or arising as a result of a claim against the Assignor;

Annex D-1

(b)              makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the other Transaction Documents or the execution, legality, validity; enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto;

(c)              makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or any Originator or the performance or observance by the Seller or any Originator of any of its obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto; and

(d)             confirms that it consents to the provision by Parent, Seller and Originators of Product Information (as that term is defined in the Agreement) to Assignee and the utilization of such Product Information by Assignee in relation to the assignment and acceptance of Assignor’s interest, rights and obligations as a Bank [and as the Agent] under the Transaction Documents to Assignee.

3.               Representations and Agreements of Assignee. The Assignee:

(a)             confirms that it has received a copy of the Transaction Documents, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(l)(i) and (l)(ii) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance Agreement;

(b)             agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents;

(c)             agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents and this Assignment and Acceptance Agreement are required to be performed by it as [the Agent and] a Bank;

(d)             specifies as its address for notices the office set forth beneath its name on the signature pages hereof;

(e)              represents that this Assignment and Acceptance Agreement has been duly authorized, executed and delivered by such Assignee pursuant to its corporate powers and constitutes the legal, valid and binding obligation of such Assignee; and

(f)              if the Assignee is organized under the laws of a jurisdiction outside the United States, (i) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty, and (ii) agrees to provide the Agent (to the extent permitted by applicable law) with similar forms for each subsequent tax year of the Assignee in which payments are to be made to the Assignee under the Transaction Documents.

Annex D-2

4.                Obligations of the Assignee, Including Confidentiality. The Assignee agrees to abide by any obligations on the part of [the Agent and] a Bank set forth in the Transaction Documents and, where applicable, this Assignment and Acceptance Agreement. Furthermore, the Assignee understands that the Transaction Documents are confidential documents and will not disclose them to any other Person except (a) to the Assignee’s legal counsel or auditors if such counsel or auditors agree to hold them confidential or (b) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over the Assignee. Notwithstanding any other provision herein or in the Transaction Documents, each party hereto hereby confirms that the Seller, the Originators and the Servicer (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by the Agreement and the other Transaction Documents.

5.               Bank Credit Decision. The Assignee acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the most recent financial statements delivered pursuant to Sections 5.01(l)(i) and (l)(ii) of the Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance Agreement. The Assignee also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Assignment and Acceptance Agreement.

6.               Miscellaneous. (a) The effective date of this Assignment and Acceptance Agreement shall be the later of (i) the date on which a fully executed version of the Agreement is delivered to the Agent and (ii) the date on which the Assignor is paid in full, in immediately available funds the amount set forth on the signature page hereto as “Aggregate outstanding Capital of Receivable Interests assigned by the Assignor” plus all reasonable legal fees, costs and expenses of Assignor’s legal counsel, unless otherwise specified on the signature page hereto (the “Effective Date”).

(a)              As of the Effective Date, (i) the Assignee shall be a party to the Agreement and all other relevant Transaction Documents and, to the extent provided in this Assignment and Acceptance Agreement, have the rights and obligations of [the Agent and] a Bank thereunder and hereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Transaction Documents.

(b)              From and after the Effective Date, all payments under the Transaction Documents in respect of the interest assigned hereby (including, without limitation, all payments of Capital, Yield and fees with respect thereto) shall be made to the Assignee. The Assignor and Assignee shall make any appropriate adjustments in payments under the Transaction Documents for periods prior to the Effective Date directly between themselves.

Annex D-3

(c)              [By acknowledging and agreeing to this Assignment and Acceptance Agreement, each Originator, and by executing this Assignment and Acceptance Agreement, the Assignor, hereby authorizes the Assignee to file, on and after the Effective Date, financing and/or continuation statements, and amendments thereto, relating to the Receivables and the Related Security, the related Contracts and the Collections with respect thereto, any other Seller Collateral and any other assets of such Originator in which a security interest is granted under the Transaction Documents.]1

(d)              [Seller, Servicer and the Bank hereby acknowledge and confirm that they have agreed to waive the 30 day notice period for assignments prescribed by Section 10(a) of the Deposit Account Control Agreement with respect to the assignment of such Deposit Account Control Agreement by the Assignor to the Assignee that is occurring on the Effective Date, as specified herein.]2

7.               [RELEASE. SELLER, THE SERVICER AND THE ORIGINATORS EACH HEREBY ACKNOWLEDGES AND AGREES THAT: (A) ASSIGNOR AND EACH OF ITS RESPECTIVE AFFILIATES, EMPLOYEES, OFFICERS, AGENTS, CONTRACTORS AND ATTORNEYS (COLLECTIVELY, THE “RELEASED PARTIES”) HAVE ACTED IN GOOD FAITH IN NEGOTIATING AND ENTERING INTO THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS AND THAT THE PROVISIONS HEREOF AND THEREOF ARE NOT IN BREACH OR VIOLATION OF ANY DUTY OR OBLIGATION, EXPRESS OR IMPLIED, OF SELLER TO ASSIGNOR OR AGENT; (B) EACH OF THE RELEASED PARTIES HAS FULLY PERFORMED ALL OF ITS EXPRESS AND IMPLIED OBLIGATIONS TO SELLER IN CONNECTION WITH THE TRANSACTION DOCUMENTS AND WITH RESPECT TO ALL OTHER CONTRACTUAL RELATIONSHIPS BETWEEN SUCH RELEASED PARTY AND SELLER, THE SERVICER AND THE ORIGINATORS; AND (C) NONE OF SELLER, THE SERVICER OR THE ORIGINATORS HAS ANY CLAIM, DEMAND OR CAUSE OF ACTION AGAINST ANY RELEASED PARTY OF ANY NATURE, WHETHER IN TORT OR IN CONTRACT. IN CONSIDERATION FOR THE EXECUTION OF THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT, SELLER, THE SERVICER AND THE ORIGINATORS EACH DOES HEREBY RELEASE AND FOREVER DISCHARGE EACH RELEASED PARTY FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, DEBTS, DUES, CLAIMS, DEMANDS, LIABILITIES AND OBLIGATIONS OF EVERY KIND AND NATURE, BOTH IN LAW AND IN EQUITY, KNOWN OR UNKNOWN, NOW EXISTING, WHICH MIGHT BE ASSERTED AGAINST SUCH RELEASED PARTY ARISING OUT OF, BASED UPON, OR ASSOCIATED WITH ANY ACTION TAKEN OR NOT TAKEN BY SUCH RELEASED PARTY FROM THE BEGINNING OF TIME TO THE DATE OF THIS LETTER WAIVER. SELLER, THE SERVICER AND THE ORIGINATORS EACH FURTHER STATES THAT IT HAS CAREFULLY READ THE FOREGOING RELEASE, KNOWS THE CONTENTS THEREOF AND GRANTS THE SAME AS ITS OWN FREE ACT AND DEED. THIS SECTION SHALL SURVIVE THE TERMINATION OF THE AGREEMENT AND THE REPURCHASE, REPAYMENT, SATISFACTION OR DISCHARGE OF THE OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS.]3

1 Delete if the Assignor is not the Agent

2 Delete if DACA is not being assigned

3 Delete if less than 100% is being assigned.

Annex D-4

8.               GOVERNING LAW. THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE SELLER, EACH ORIGINATOR AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE SELLER, THE SERVICER AND EACH ORIGINATOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on the signature page hereto.

Annex D-5

Signature Pages
to Fountain City Finance, LLC Assignment and Acceptance Agreement
Dated ____________, 20__

Section 1.

Percentage:	____%

Section 2.

Assignee’s Bank Commitment:	$
Assignor’s remaining Bank Commitment:	$
Aggregate outstanding Capital of Receivable
Interests assigned by the Assignor:	$
Remaining aggregate outstanding Capital of
Receivable Interests held by the Assignor:	$

Section 3.

Effective Date:	_________, 20__

[Signatures begin on following page]

Annex D-6

ASSIGNOR:

_______________________, as a Bank [and as the Agent]

By:
Title:

ASSIGNEE:

_________________________, as Assignee

By:
Title:

Address for Notices:

Phone:
Fax:
Email:

[Signatures continue on following page]

Annex D-7

Consented to:	FOUNTAIN CITY FINANCE, LLC, as Seller

By:
Name:Gregg Wm. Givens
Title:President and Treasurer

Acknowledged and Agreed:

PARENT:	DST SYSTEMS, INC.

By:
Name: Gregg Wm. Givens
Title: Senior Vice President, Chief Financial Officer and Treasurer

SERVICER:	DST SYSTEMS, INC.

By:
Name: Gregg Wm. Givens
Title: Senior Vice President, Chief Financial Officer and Treasurer

Annex D-8

ORIGINATORS:	DST Systems, Inc.
Argus Health Systems, Inc.
Converge Systems, LLC
DST Brokerage Solutions, LLC
DST Direct, LLC
DST Global Solutions North America, LLC
DST Health Solutions, LLC
DST HealthCare Holdings, Inc.
DST Intellisource, LLC
DST Mailing Services, Inc.
DST Output, LLC
DST Output Central, LLC
DST Output East, LLC
DST Output Electronic Solutions, Inc.
DST Output West, LLC
DST Retirement Solutions, LLC
DST Technologies, Inc.
DST Worldwide Services, LLC
Finix Professional Services, LLC
Lateral Group NA, LLC (f/k/a CFG Output LLC)
LTM Publishing, Inc.
McKay Hochman Co., Inc.
Newkirk Products, Inc.
Third Party Educational Systems, Inc.

By:
	Name:	Gregg Wm. Givens
	Title:	Treasurer

Annex D-9

ANNEX E

Form of Compliance Certificate

To: Wells Fargo Bank, National Association, as Agent

This Compliance Certificate (the ‘Certificate”) is furnished pursuant to Section 5.1(l)(iii) of that certain Amended and Restated Receivables Purchase Agreement dated as of May 15, 2014 as it may be amended or otherwise modified from time to time (as so amended or modified, the “Agreement”) by and among Fountain City Finance, LLC, a Delaware limited liability company (the “Seller”), Wells Fargo Bank, National Association, a national banking association (the “Agent” and a “Bank”), DST Systems, Inc., a Delaware corporation (the “Parent” and the “Servicer”), and each of the parties named on Schedule III thereto (the “Originators”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.               I am the duly elected __________________ [chief financial officer] of the [Seller] [Parent].

2.               I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the [Seller] [Parent] during the accounting period covered by [in the case of the Seller only: the financial statements attached hereto] [in the case of the Parent only, for so long as the Parent is required to file its finance statements with the SEC: the financial statements of the Parent posted on the website of the Parent at www.dstysytems.com or the SEC’s website at www.sec.gov, as such financial statements are incorporated by reference herein and made a part hereof; or if the Parent is not required to file its financial statements with the SEC: the financial statements attached hereto].

3.               The examinations described in Paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination or Incipient Event of Termination during or at the end of the accounting period covered by [in the case of the Seller only: the financial statements attached hereto][in the case of the Parent only, for so long as the Parent is required to file its finance statements with the SEC: the financial statements of the Parent posted on the website of the Parent at www.dstssytems.com or the SEC’s website at www.sec.gov, as such financial statements are incorporated by reference herein and made a part hereof; or if the Parent is not required to file its financial statements with the SEC: the financial statements attached hereto] or as of the date of this Certificate, except as set forth in Paragraph 5 below.

4.               Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, including the financial covenants in Section 7.01(n) of the Agreement, all of which data and computations are true, complete and correct and have been prepared in accordance with GAAP.

Annex E-1

5.               Described below are the exceptions, if any, to Paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Seller or the Parent has taken, is taking, or proposes to take with respect to each such condition or event:

6.               The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this__ day of ________ ,___.

[Seller] [Parent]

By:
Name:
Title:

Annex E-2

Schedule I to Compliance Certificate

A.             Schedule of Compliance as of ______________ ,________ with Section ___ of the Agreement.

This schedule relates to the fiscal quarter/year ended:

Annex E-3

ANNEX F

Specific Definitions for Section 7.01(n)

The following terms used in Section 7.01(n) shall have the meanings set forth below.

Capitalized terms used in the definitions which follow are defined as set forth in this Annex F:

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property, or a business unit or product line, of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated EBITDA” means for any period for the Consolidated Parties on a consolidated basis, the sum (without duplication) of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income, has been deducted for (i) Consolidated Interest Expense, (ii) i:p.come taxes, (iii) depreciation, amortization and other non-cash charges, including (x) non-cash stock compensation expense and (y) unrealized losses on assets including but not limited to investment impairments in the Parent’s income statements, (iv) extraordinary, unusual and otherwise non-recurring losses or charges, including losses on Dispositions that ,are outside the ordinary course of business, (v) transaction fees and expenses incurred in connection with the Credit Agreement, the Loan Documents and the syndicated credit facility evidenced thereby, and (vi) all cash losses on Dispositions of Non-Operating Assets made on or after October 1, 2012, minus (c) to the extent included in calculating such Consolidated Net Income, (i) all non-cash gains on assets including but not limited to unrealized gains on Investments, (ii) extraordinary, unusual and otherwise non-recurring gains, including gains on Dispositions that are outside the ordinary course of business and (iii) all cash gains on Dispositions of Non-Operating Assets made on or after October 1, 2012.

Annex F-1

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Consolidated Parties on a consolidated basis, without duplication, all Indebtedness of the Consolidated Parties of the type referred to in clauses (a), (b), (t), (g), (h), (i), (j), (k), (1), (m) and (n) of the definition of “Indebtedness” set forth in this Annex F. To the extent that the rights and remedies of the obligee of any Consolidated Funded Indebtedness are limited to certain property and are otherwise non-recourse to any Consolidated Party, the amount of such Consolidated Funded Indebtedness shall be limited to the value of the Consolidated Parties’ interest in such property (valued at the higher of book value or market value as of such date of determination). For purposes of the calculation of the Consolidated Leverage Ratio, “Consolidated Funded Indebtedness” shall exclude non-cash obligations of the Parent and its Subsidiaries incurred in connection with any Permitted Monetization Transaction; provided, however, that in respect of a proposed Disposition (other than an Excluded Disposition) or Acquisition (including for purposes of the definition of “Consolidated Leverage Ratio”), calculation of Consolidated Funded Indebtedness shall be on a Pro Forma Basis.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) the cash portion of Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means for any period for the Consolidated Parties on a consolidated basis, all interest expense (whether paid or accrued) and capitalized interest, including without limitation (a) the amortization of debt discount and premium, (b) the interest component under Capital Leases and Synthetic Lease Obligations and (c) the implied interest component, discount or other similar fees or charges in connection with any asset securitization program, in each case as determined in accordance with GAAP; provided, for the avoidance of doubt, that in respect of a proposed Disposition (other than an Excluded Disposition) or Acquisition (including for purposes of the definition of “Consolidated Interest Coverage Ratio”), calculation of Consolidated Interest Expense shall be on a Pro Forma Basis..

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date.

“Consolidated Net Income” means for any period for the Consolidated Parties on a consolidated basis, net income (or loss) (excluding extraordinary items) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

“Consolidated Parties” means a collective reference to the Parent and the Subsidiaries of the Parent, and “Consolidated Party” means anyone of them.

“Convertible Senior Debentures” has the meaning given to such term in the Credit Agreement (as in effect on the date hereof).

“Default” has the meaning given to such term in the Credit Agreement (as in effect on the date hereof).

Annex F-2

“Disposition” or “Dispose” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event. For the avoidance of doubt, the term “Disposition” excludes any sale, lease, transfer or other disposition (including, without limitation any liquidation of or return of or on an investment made by a Consolidated Party) by any Person which is not a Consolidated Party.

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.

“Excluded Disposition” means, with respect to any Consolidated Party, any Disposition consisting of (i) the sale, lease, license, transfer or other disposition of Property in the ordinary course of such Consolidated Party’s business, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party’s business, (iii) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to the Parent, (iv) any Involuntary Disposition by such Consolidated Party, (v) any Disposition by such Consolidated Party constituting a Permitted Investment, (vi) if such Consolidated Party is not the Parent, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party that is not the Parent, (vii) any Equity Issuance of Capital Stock of the Parent and (viii) in the case of West Side Investment Management, Inc. and its Subsidiaries and Vermont Western Assurance Inc. and its Subsidiaries only, the sale of securities in the ordinary course of business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Annex F-3

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the oblige in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (including, without limitation, the Convertible Senior Debentures), (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that for purposes hereof, the amount of such Indebtedness shall be limited to the greater of (i) the amount of such Indebtedness as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien, (g) all Guarantees of such Person with respect to Indebtedness of another Person, (h) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (i) all net obligations of such Person under Swap Contracts, G) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account such Person and, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (k) all obligations of such Person to repurchase, redeem, retire, defease or otherwise acquire for value (other than for other Capital Stock) any Capital Stock or other securities issued by such Person at any time prior to the Maturity Date, valued, in the case of redeemable securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends, and including, without limitation, obligations commonly known as residual equity appreciation potential shares, (I) the outstanding attributed principal amount under any asset securitization program of such Person including without limitation any notes or accounts receivable financing program, (m) all cash obligations which arise in connection with any forward equity transactions which are treated as borrower money indebtedness in accordance with GAAP and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).

Annex F-4

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” has the meaning given to such term in the Credit Agreement (as in effect on the date hereof).

“Marketable Securities” means marketable securities that are freely traded on either the

New York Stock Exchange or on the NASDAQ National Market System or any other similar exchanges worldwide and held for investment purposes only.

“Maturity Date” means July 1, 2015.

“Monetization SPE” means a special purpose entity organized by the Parent or a Subsidiary of the Parent (i) the sole purpose of which is to enter into anyone or more Monetization Transactions and (ii) the assets and liabilities of which consist solely of Monetized Marketable Securities, Monetization Hedging Agreements (as defined in the definition of “Monetization Transaction”), Monetization Securities Agreements(as defined in the definition of “Monetization Transaction”), Indebtedness that is (a) secured solely by any of the foregoing and (b) otherwise non-recourse to the Consolidated Parties (other than such Monetization SPE), and other assets and liabilities directly related to or arising out of the foregoing.

“Monetization Transaction” means anyone or more of the following transactions and any combination thereof: (i) any Swap Contract relating to any Monetized Marketable Securities (“Monetization Hedging Agreement”), (ii) any repurchase agreement, securities loan agreement or securities forward transaction agreement relating to any Monetized Marketable Securities (collectively, “Monetization Securities Agreements”), (iii) incurrence of any Indebtedness that is (a) secured solely by any Monetized Marketable Securities and/or any Monetization Hedging Agreement or Monetization Securities Agreement and (b) otherwise non-recourse to the Consolidated Parties (other than such Monetization SPE), (iv) any Disposition of Monetized Marketable Securities and (v) organization by the Parent or a Subsidiary of a Monetization SPE.

Annex F-5

“Monetized Marketable Securities” means Marketable Securities now or hereafter owned by the Parent or any of its Subsidiaries and that are the subject of a Monetization Transaction.

“Non-Operating Assets” means real property (excluding the Parent’s primary data centers in Kansas City, Missouri and St. Louis, Missouri), Marketable Securities and other securities (including limited partnership interests) of the Parent or any of its Subsidiaries in each case that are not material to the investment recordkeeping and output solutions operating business units of the Parent and its Subsidiaries taken as a whole.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Parent” means DST Systems, Inc., a Delaware corporation.

“Permitted Monetization Transaction” means any Monetization Transaction in an aggregate amount with all other Permitted Monetization Transactions not to exceed $500,000,000 so long as no Default will otherwise exist after giving effect to such transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pro Forma Basis” means, in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Agent has received the Required Financial Information. As used herein, “transaction” shall mean (a) any Disposition (other than an Excluded Disposition or Dispositions of Non-Operating Assets) or (b) any Acquisition. In connection with any calculation made under Section 7.0 l(n)(i) or (ii) (including without limitation for purposes of calculating Consolidated EBITDA, Consolidated Funded Indebtedness and Consolidated Interest Expense) upon giving effect to a transaction on a Pro Forma Basis:

(i)            for purposes of any such calculation in respect of any Disposition (but excluding any Disposition of Non-Operating Assets), (A) income statement items (whether positive or negative) attributable to the Person or Property disposed of shall be excluded and (B) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period; and

Annex F-6

(ii)           for purposes of any such calculation in respect of any Acquisition, (A) any Indebtedness incurred or assumed by any Consolidated Party (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the first day of the applicable period and (2) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (B) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period.

“Pro Forma Compliance Certificate” means a certificate of a duly authorized officer of the Parent delivered to the Agent (to the extent required) in connection with any Acquisition of Property that would have contributed 7.5% or more of Consolidated EBITDA for the preceding four fiscal quarters for which financial statements have been delivered to the Agent (had such Property been acquired on the first day of the relevant period), as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Agent shall have received the Required Financial Information.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Required Financial Information” means, with respect to each fiscal period or quarter of the Parent, (a) the financial statements required to be delivered pursuant to Section 5.01(l)(i) or (ii) for such fiscal period or quarter, and (b) the Compliance Certificate to be delivered with the financial statements described in clause (a) above.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

Annex F-7

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of anyone or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a lender under the Credit Agreement or any affiliate of a lender under the Credit Agreement).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Annex F-8

ANNEX G

Form of Purchase Request

PURCHASE REQUEST

dated ______________, 20__
for Purchase on ________________, 20__

Wells Fargo Bank, National Association, as Agent

1100 Abernathy Road, N.E., Suite 1500

Atlanta, GA 30328-5657

Attention: William P. Rutkowski

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of May 15, 2014, by and among Fountain City Finance, LLC, a Delaware limited liability company (the “Seller”), Wells Fargo Bank, National Association, a national banking association, individually (“Wells” or a “Bank”) and as agent (the “Agent”) for the Banks, DST Systems, Inc., a Delaware corporation, as the Parent and the Servicer, and each of the parties named on Schedule III thereto as Originators (as amended, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent and the Bank(s) are hereby notified of the following incremental purchase (the “Purchase”):

purchase price (Capital):	$_____________________

date of the Purchase (the “Purchase Date”):	_____________________________[Insert a date at least three (3) Business Days after the date of this Purchase Request]

Yield Rate:	LMIR (or, solely in the circumstances specified in Section 2.09 of the Receivables Purchase Agreement, the Alternate Base Rate)

We hereby irrevocably instruct you to wire transfer such purchase price in immediately available funds on the above specified date of purchase to the Seller’s Account as follows:

Annex G-1

[Account Name]

[Account No.]

[Bank Name & Address]

[ABA #]

Reference:

Telephone advice to: [Name] @ tel. no. (  )

In connection with the Purchase to be made on the above-specified Purchase Date, the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the Purchase):

(i) The representations and warranties contained in Sections 4.01, 4.02 and 4.03 of the Receivables Purchase Agreement are correct on and as of the date of the Purchase as though made on and as of the Purchase Date;

(ii) No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination;

(iii) No Originator (other than the Parent) has stopped selling or contributing to the Parent, pursuant to the Initial Purchase Agreement, all Receivables originated by it and arising on or prior to such date (unless the Banks have otherwise given their prior written consent thereto);

(iv) The Parent has not stopped selling or contributing to the Seller, pursuant to the Secondary Purchase Agreement, all Receivables originated by it and arising on or prior to such date or transferred to it by another Originator pursuant to the Initial Purchase Agreement on or prior to such date; and

(v) The Non-Lockbox Receivable Ratio does not exceed 5%.

Very truly yours,

Fountain City Finance, LLC

By:
Name:
Title:

Annex G-2

ANNEX H

Scope of Agreed Upon Procedures

[DELIVERED SEPARATELY]

Annex H-1